EXHIBIT 10.1

SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT
IN THE AMOUNT OF
EIGHT MILLION AND NO/100 UNITED STATES DOLLARS (US$8,000,000.00)
 BY AND AMONG

RICEBRAN TECHNOLOGIES,
as Borrower,

NUTRACEA, LLC,
SRB-IP, LLC,
 SRB-MERM, LLC,
 SRB-LC, LLC,
 SRB-MT, LLC,
 SRB-WS, LLC,
 RICEX COMPANY,
 RICEX NUTRIENTS, INC.,
 RICE SCIENCE, LLC,
 RICE RX, LLC,
as Joint and Several Guarantors,

AND

TCA GLOBAL CREDIT MASTER FUND, LP,
 as Lender

April 30, 2013

SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT

This SENIOR SECURED REVOLVING CREDIT FACILITY AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”), dated as of April 30, 2013, is executed by and among (i) RICEBRAN TECHNOLOGIES, a corporation incorporated under the laws of the State of California, as borrower (the “Borrower”), (ii) NUTRACEA, LLC, a limited liability company organized and existing under the laws of the State of Delaware, SRB-IP, LLC, limited liability company organized and existing under the laws of the State of Delaware, SRB-MERM, LLC, a limited liability company organized and existing under the laws of the State of Delaware, SRB-LC, LLC, a limited liability company organized and existing under the laws of the State of Delaware, SRB-MT, LLC, a limited liability company organized and existing under the laws of the State of Delaware, SRB-WS, LLC, a limited liability company organized and existing under the laws of the State of Delaware, RICEX COMPANY, a corporation incorporated under the laws of the State of Delaware, RICEX NUTRIENTS, INC., a corporation incorporated under the laws of the State of Montana, RICE SCIENCE, LLC, a limited liability company organized and existing under the laws of the State of Delaware, and RICE RX, LLC, a limited liability company organized and existing under the laws of the State of Delaware, as joint and several guarantors (together, jointly and severally, the “Guarantors” and together with the Borrower, the “Credit Parties”), and (iii) TCA GLOBAL CREDIT MASTER FUND, LP, a limited partnership organized and existing under the laws of the Cayman Islands, as lender (the “Lender”).

WHEREAS, Borrower has requested that Lender extend a senior secured revolving credit facility to Borrower of up to Eight Million and No/100 United States Dollars (US$8,000,000.00) for working capital financing for Borrower and for any other purposes permitted hereunder; and for these purposes, Lender is willing to make certain loans and extensions of credit to Borrower of up to such amount and upon the terms and conditions set forth herein; and

WHEREAS, as a material inducement for Lender to make loans and extensions of credit to Borrower pursuant to the terms and conditions set forth herein, inter alia, (i) the Guarantors have agreed to execute Guarantee Agreements in favor of Lender, whereby each Guarantor shall guarantee any and all of the Borrower's Obligations owed under this Agreement and under any other Loan Document, (ii) the Credit Parties have agreed to execute Security Agreements in favor of Lender, whereby each Credit Party shall grant to the Lender a first priority security interest in and lien upon all of its existing and after-acquired tangible and intangible assets, as security for the payment and performance of any and all Obligations owed under this Agreement and under any other Loan Document, (iii) the Borrower has agreed to execute certain Pledge Agreements in favor of Lender, whereby the Borrower shall pledge to the Lender all of its respective right, title and interest in and to, and provided a first priority lien and security interest on certain of the Subsidiaries, (iv) certain of the Credit Parties have agreed to execute Mortgages in favor of the Lender, whereby such parties shall grant to the Lender a security interest in and lien upon certain real property, and (v) Hillair and the Subordinated Lenders have agreed to execute a Subordination Agreement, whereby Hillair will agree that the Lender shall have rights and interests on a pari passu basis with Hillair, and certain of the Subordinated Lenders will agree to subordinate their rights and interests to the rights and interests of the Lender and Hillair.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.             DEFINITIONS.

1.1 Defined Terms.  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

(a)           “Account” shall mean, individually, and “Accounts” shall mean, collectively, any and all accounts (as such term is defined in the UCC) of any Credit Party.

(b)           “Affiliate” (a) of Lender shall mean: (i) any entity which, directly or indirectly, controls or is controlled by or is under common control with Lender; and (ii) any entity administered or managed by Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans; and (b) of any Credit Party shall mean any entity which, directly or indirectly, controls or is controlled by or is under common control with such Credit Party.  With respect to an Affiliate of Lender or a Credit Party, an entity shall be deemed to be “controlled by” another entity if such other entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such entity, whether by contract, ownership of voting securities, membership interests or otherwise.

(c)           “Agreement” shall mean this Senior Secured Revolving Credit Facility Agreement by and among the Borrower, the Guarantors and the Lender.

(d)           “Asset Monitoring Fee” shall have the meaning given to it in Section 2.2(a) hereof.

(e)           “Borrower” shall have the meaning given to it in the preamble hereof.

(f)           “Borrowing Base Amount” shall mean, if the Reserve Amount has not been fully collected by Lender as of the date the Borrowing Base Amount is calculated, then an amount, expressed in Dollars, equal to eighty percent (80%) of the amount of funds then available in the Lock Box Account as of the date the Borrowing Base Amount is calculated, less any interest or fees then due and payable to Lender under this Agreement.  If the Reserve Amount has been fully collected by Lender in the Lock Box Account as of the date the Borrowing Base Amount is calculated, then an amount, expressed in Dollars, equal to one hundred percent (100%) of the amount of funds then available in the Lock Box Account as of the date the Borrowing Base Amount is calculated, less any principal, interest or fees then due and payable to Lender under this Agreement.

(g)           “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in the State of New York.

(h)           “BSA” shall have the meaning given to it in Section 14.22 hereof.

(i)           “Capital Expenditures” shall mean expenditures (including Capital Lease obligations which should be capitalized under GAAP) for the acquisition of fixed assets which are required to be capitalized under GAAP.

(j)           “Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the balance sheets of any Credit Party prepared in accordance with GAAP.

(k)           “Change in Control” shall mean any sale, conveyance, assignment or other transfer, directly or indirectly, of any ownership interest of any Credit Party, which results in any change in the identity of the individuals or entities in Control of any Credit Party as of the Closing Date, or the grant of a security interest in any ownership interest of any Person, directly or indirectly Controlling the Credit Parties, which could reasonably result in a change in the identity of the individuals or entities in Control of the Credit Parties as of the Closing Date.

(l)           “Closing Date” shall mean the date upon which the Revolving Loan is initially funded.

(m)           “Collateral” shall mean “Collateral” as defined in the Security Agreements.

(n)           “Common Stock” shall mean the common stock of the Borrower, no par value per share.

(o)           “Communication” shall have the meaning given to it in Section 14.17

(p)           “Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of any Credit Party and all such obligations and liabilities of such Credit Party incurred pursuant to any agreement, undertaking or arrangement by which such Credit Party, either: (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (ii) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (iii) undertakes or agrees (whether contingently or otherwise): (A) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor; (B) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person; or (C) to make payment to any other Person other than for value received; (iv) agree to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (v) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (vi) undertake or agree otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

(r)            “Control” or “Controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of a Person by contract, voting of securities, or otherwise.

(s)           “Credit Party(ies)” shall have the meaning given to it in the preamble hereof.

(t)            “Customer” shall mean any Person who is obligated to any Credit Party for any Receipts.

(u)           “Default Rate” shall mean a per annum rate of interest equal to the highest rate permitted by applicable law.

(v)           “Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Credit Parties’ financial statements and determined in accordance with GAAP.

(w)           “Dollars” or “$”means lawful currency of the United States of America.

(x)            “EBIDTA” shall mean, for any period, the sum of the following: (i) Net Income (excluding extraordinary and unusual items and income or loss attributable to a minority equity position in any affiliated corporation or Subsidiary) for such period; plus (ii) interest expense; plus (iii) income and franchise taxes payable or accrued; plus (iv) Depreciation for such period; plus (v) all other non-cash charges; plus (vi) management fees; plus (vii) costs, fees and expenses incurred in connection with, or otherwise associated with, the closing of the transaction contemplated by this Agreement; minus (viii) that portion of Net Income arising out of the sale of assets outside of the Ordinary Course of Business (to the extent not previously excluded under clause (i) of this definition), in each case to the extent included in determining Net Income for such period.

(y)            “Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Credit Parties described from time to time in the financial statements of the Credit Parties and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Credit Parties or to which the Credit Parties are a party or may have any liability or by which is the Credit Parties are bound.

(z)            “Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Credit Parties’ business or facilities owned or operated by the Credit Parties, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(aa)          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(bb)         “Event of Default” shall mean any of the events or conditions set forth in Section 11 hereof.

(cc)          “Funded Indebtedness” shall mean, as to any Person, without duplication: (i) all indebtedness for borrowed money of such Person (including principal, interest and, if not paid when due, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations to pay the deferred purchase price of property or services; (iii) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; and (iv) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination).  Notwithstanding the foregoing, Funded Indebtedness shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the Ordinary Course of Business of such Person.

(dd)           “GAAP” shall mean United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

(ee)          “Guarantor(s)” shall have the meaning given to it in the preamble hereof.

(ff)           “Guarantee Agreements” shall mean the guarantee agreements executed by each Guarantor in favor of the Lender, the form of which is attached hereto as Exhibit A.

(gg)           “Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

(hh)         “Hillair” shall mean Hillair Capital Investments L.P., a limited partnership organized and existing under the laws of the State of Delaware.

(ii)            “Interest Rate” shall mean a fixed rate of interest equal to Twelve Percent (12%) per annum, calculated on the actual number of days elapsed over a 360-day year.

(jj)            “Irgovel” shall mean Industria Riograndens de Oleos Vegetais Ltda, a sociedade limitada organized and existing under the laws of the Federative Republic of Brazil and a wholly-owned subsidiary of Nutra SA, LLC, a Delaware limited liability company.

 (ll)           “Lender” shall have the meaning given to it in the preamble hereof.

(mm)       “Lender Indemnitee(s)” shall have the meaning given to it in Section 13.19 hereof.

(nn)         “Liabilities” shall mean, at all times, (i) the repayment of all sums due under the Revolving Note (and all extensions, renewals, replacements, future advances and amendments thereof) and the other Loan Documents; (ii) the performance and observance of all terms, conditions, covenants, representations and warranties set forth in the Loan Documents; and (iii) all liabilities of the Credit Parties that would be shown as such on the consolidated balance sheets of the Credit Parties prepared in accordance with GAAP.

(oo)         “Lien” shall mean, with respect to any Person, any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest granted by such Person or arising by judicial process or otherwise, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of such Person prepared in accordance with GAAP.

(pp)         “Loan” or “Loans” shall mean the aggregate of all Revolving Loans made by Lender to Borrower under and pursuant to this Agreement.

(qq)         “Loan Documents” shall mean those documents listed in Section 3.1 hereof.

(rr)           “Lock Box” shall have the meaning give to it in Section 2.1(e) hereof.

(ss)          “Lock Box Account” shall have the meaning given to it in Section 2.1(e) hereof.

(tt)           “Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, financial condition or results of operations of the Credit Parties taken as a whole, (b) a material impairment of the ability of the Credit Parties to perform its Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any portion of the Collateral having a value in excess of Fifty Thousand Dollars ($50,000), (ii) the legality, validity, binding effect or enforceability against any Credit Party of any of the Loan Documents, (iii) the perfection or priority (subject to Permitted Liens and the Subordination Agreement) of any Lien granted to Lender under any Loan Document or (iv) the rights or remedies of Lender under any Loan Document, or (d) a material adverse effect or impairment on the Lender’s ability to sell the Facility Fee Shares or other shares of Borrower’s Common Stock issuable to Lender under any Loan Documents without limitation or restriction.

(uu)         “Material Contract” shall mean any contract or agreement to which any Credit Party is a party or by which any Credit Party or any of their respective assets are bound and which: (i) involves aggregate payments of Fifty Thousand and No/100 United States Dollars ($50,000.00) or more to or from any Credit Party; (ii) involves delivery, purchase, licensing or provision, by or to any Credit Party, of any goods, services, assets or other items having a value (or potential value) over the term of such contract or agreement of Fifty Thousand  and No/100 United States Dollars ($50,000.00) or more or is otherwise material to the conduct of any business of any Credit Party's as now conducted and as contemplated to be conducted in the future; (iii) involves a Borrower Lease that is material to the a Credit Party; (iv) imposes any guaranty, surety or indemnification obligations on any Credit Party in amounts that could reasonably exceed Fifty Thousand Dollars ($50,000); or (v) prohibits any Credit Party from engaging in any business or competing anywhere in the world.

(vv)         “Mortgage(s)” shall mean the first priority mortgage(s) and/or any and all other documentation necessary of advisable to perfect a first priority security interest in and to the Real Property, executed by the applicable Credit Party in favor of Lender, in the form of which shall be, following closing hereof, attached hereto as Exhibit B, and acceptable to Lender in its sole discretion.

(ww)        “Net Income” shall mean, with respect to any period, the amount shown opposite the caption “Net Income” or a similar caption on the consolidated financial statements of Borrower, prepared in accordance with GAAP.

(xx)          “Obligations” shall mean, now existing or in the future: (i) all loans, principal, advances and other financial accommodations (whether primary, contingent or otherwise) owed under the Loan Documents, (ii) all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar Pproceeding, whether or not permitted as a claim thereunder), (iii) any fees due to Lender under this Agreement or the other Loan Documents, (iv) any expenses incurred by Lender under this Agreement or the other Loan Documents, (v) any and all other liabilities and obligations of each of the Credit Parties to Lender, and (vi) the performance by the Credit Parties of all covenants, agreements and obligations of every nature and kind on the part of the Credit Parties to be performed under this Agreement and any other Loan Documents.

(yy)          “OFAC” shall have the meaning given to it in Section 14.22 hereof.

(zz)           “Ordinary Course of Business” means the Ordinary Course of Business consistent with past custom and practice (including with respect to quantity, quality and frequency).

(aaa)        “Organizational Identification Number” means, the organizational identification number assigned to any Credit Party, respectively, by the applicable governmental unit or agency of the jurisdiction of organization of such Credit Party, if any.

(bbb)       “Payment Date” shall have the meaning given to it in Section 2.1(c) hereof.

(ccc)        “Payment Processing Companies” shall have the meaning given to it in Section 2.1(e).

(ddd)       “Permitted Liens” shall mean: (i) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves are maintained in accordance with GAAP and in respect of which no Lien has been filed; (ii) Liens of carriers, warehousemen, mechanics and materialmen arising in the Ordinary Course of Business and other similar Liens imposed by law; (iii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Credit Parties taken as a whole or materially impair the use thereof in the operation of the Credit Parties’ business and, in each case, for which adequate reserves are maintained in accordance with GAAP and in respect of which no Lien has been filed; (iv) Liens described in the financial statements referred to in Section 7.10 hereof and the replacement, extension or renewal of any such Lien upon or in the same property subject thereto arising out of the extension, renewal or replacement of the indebtedness secured thereby (without increase in the amount thereof); (v) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding Fifty Thousand and 00/100 United States Dollars (US$50,000.00) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and to the extent such judgments or awards do not constitute an Event of Default; (vi) zoning and similar restrictions on the use of property and easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Credit Parties; (vii) Liens arising in connection with Capital Leases (and attaching only to the property being leased); (viii) Liens that constitute purchase money security interests on any property securing indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within sixty (60) days of the acquisition thereof and attaches solely to the property so acquired; (ix) Liens granted to Lender hereunder and under the Loan Documents; (x) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or non-exclusive license permitted by this Agreement; (xi) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement; (xii) banker’s Liens and rights of set-off of financial institutions arising in connection with items deposited in accounts maintained at such financial institutions and subsequently unpaid and unpaid fees and expenses that are charged to the Credit Parties by such financial institutions in the Ordinary Course of Business of the maintenance and operation of such accounts; (xiii) any Lien existing on any property prior to the acquisition thereof by any Credit Party; and (xiv) any Lien existing on the date hereof which is subject to the Subordination Agreement.

(eee)        “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any Governmental Authority.

(fff)          “Person” shall mean any individual, partnership, limited liability company, limited liability partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

(ggg)       “Pledge Agreements” shall mean, in the form attached hereto as Exhibit C: those certain Pledge Agreements executed by Borrower, as pledgor, in favor of Lender, as pledgee, whereby the Borrower shall pledge to the Lender all of the Borrower’s right, title and interest in and to, and provide a first priority lien and security interest on: (A) certain issued and outstanding units of membership interest of NutraCEA, LLC, equal to approximately 100% of the total issued and outstanding units of membership interest; (B) certain issued and outstanding units of membership interest of Nutra SA, LLC, equal to approximately 25.5% of the total issued and outstanding units of membership interest; (C) certain issued and outstanding units of membership interest of Grain Enhancement, LLC, equal to approximately 47.5% of the total issued and outstanding units of membership interest, (D) certain issued and outstanding shares of common stock of NutraCea Offshore Ltd., equal to approximately 72% of the total issued and outstanding shares of common stock, (E) certain issued and outstanding shares of common stock of The RiceX Company, equal to approximately 100% of the total issued and outstanding shares of common stock, (F) certain issued and outstanding shares of common stock of Rice Rx LLC, equal to approximately 100% of the total issued and outstanding units of membership interest, and (G) certain issued and outstanding shares of common stock of Rice Science LLC, equal to approximately 100% of the total issued and outstanding units of membership interest.

(hhh)       “Prepayment Penalty” shall have the meaning given to it in Section 2.1(d) hereof.

(iii)           “Principal Trading Market” shall mean the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, the OTC Markets, the so-called OTC Pink Sheets, the NYSE Euronext or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

(jjj)           “Real Property” means any real estate, land, building, structure, improvement, fixture or other real property of any nature whatsoever, including, but not limited to, fee and leasehold interests and specifically including the real property listed on Schedule 7.17.

(kkk)        “Receipts” shall mean all revenues, receipts, receivables, Accounts, collections or any other funds at any time received or receivable by the Credit Parties in connection with its business, operations or from any other source.

(lll)           “Receipts Collection Fee” shall mean a surcharge of one and twenty one-hundredths of one percent (1.20%) of all Receipts deposited into the Lock Box Account, provided, however, that if the aggregate amount of the Receipts deposited into the Lock Box Account exceeds the then applicable Revolving Loan Commitment, the surcharge shall be not assessed on the Receipts in excess of the Revolving Loan Commitment.

(mmm)     “Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office.

(nnn)       “Reserve Amount” shall mean an amount, expressed in Dollars, equal to fifteen percent (15%) of the then applicable Revolving Loan Commitment.

(ooo)       “Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance, and the aggregate of all such direct advances, made by Lender to Borrower under and pursuant to Section 2.1 of this Agreement.

(ppp)       “Revolving Loan Availability” shall mean at any time the lesser of (a) the Revolving Loan Commitment or (b) the Borrowing Base Amount.

(qqq)       “Revolving Loan Commitment” shall mean, on the Closing Date, One Million Four Hundred Thousand and No/100 United States Dollars (US$1,400,000.00), and in the event Borrower requested and Lender agrees to increase the Revolving Loan Commitment pursuant to Section 2.1(b), thereafter, such aggregate additional amount up to Eight Million and No/100 United States Dollars (US$8,000,000.00).

(rrr)           “Revolving Loan Maturity Date” shall mean the earlier of (a) six (6) months following the Closing Date, unless the date shall be extended pursuant to Section 2.3  hereof or by Lender pursuant to any modification, extension or renewal note executed by Borrower, consented and agreed to by each Guarantor, and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note, (b) upon sixty (60) days written notice from Lender (the “Early Termination Notice”), (c) upon prepayment of all of the outstanding amounts owed pursuant to the Revolving Note by Borrower (subject to Section 2.1(d)(ii)), or (d) the occurrence of an Event of Default and acceleration of all of the outstanding Revolving Note pursuant to this Agreement.

(sss)        “Revolving Note” shall mean that certain  revolving convertible promissory note, or any replacement, substitution or amended and restated form thereof, in the principal amount of the Revolving Loan Commitment made by Borrower, and consented and agreed to by each Guarantor, in favor of Lender, the form of which is attached hereto as Exhibit D.

(ttt)           “Rule 144” shall mean Rule 144 or Rule 144A promulgated under the
Securities Act (or a successor rule thereto).

(uuu)       “Sale Reconciliation” shall have the meaning given to it in Section 2.2(g)(ii) hereof.

(vvv)       “SEC” shall mean the United States Securities and Exchange Commission.

(www)     “Securities Act” shall mean the Securities Act of 1933, as amended.

(xxx)         “Security Agreement(s)” shall mean the Security Agreements executed by each of the Credit Parties in favor of Lender, the form of which is attached hereto as Exhibit E-1 with respect to the Borrower and the form of which is attached hereto as Exhibit E-2 with respect to each of the Guarantors.

(yyy)       “Share Value” shall have the meaning given to it in Section 2.2(g)(i) hereof.

(zzz)         “Subordinated Lenders” shall mean Weintraub Partners, a general partnership organized and existing under the laws of the State of California, Greg Vislocky, an individual, Baruch Halpern and Shoshana Halpern, as trustees of the Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006, Brian Rick Delamarter, Harold Guy De1amarter, Walter John Short and Karen A. Wilson, Zanesville Partners Fund, LLC and The Revocable Trust of Edward L. McMillan Revocable Trust U/D/T dated February 17, 1999, and such other creditors as the Lenders shall determine from time to time.

(aaaa)      “Subordination Agreement " shall mean that certain Intercreditor and Subordination Agreement executed by certain of the Subordinated Lenders, Hillair, NutraCea LLC, the Borrower and the Lender, the form of which is attached hereto as Exhibit F, pursuant to which, inter alia, Hillair will agree that the Lender shall have rights and interests on a pari passu basis with Hillair, and the Subordinated Lenders will agree to subordinate their rights and interests to the rights and interests of the Lender and Hillair.

(bbbb)     “Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which a Person owns, directly or indirectly, fifty percent (50%) or more of: (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation; (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity; or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

(cccc)      “UCC” shall mean the Uniform Commercial Code in effect in Florida from time to time.

(dddd)     “Validity Guaranties” shall mean the validity guaranties executed by such officers and directors of Borrower as Lender shall require, in Lender’s sole discretion, the form of which is attached hereto as Exhibit G.

1.2 Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of Borrower on the date of this Agreement.  If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Credit Parties will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Credit Parties will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.  Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Credit Parties’ accountants.

1.3 Other Terms Defined in UCC.  All other words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

1.4 Other Definitional Provisions; Construction.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified.  Wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”  An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in accordance with Section 14.3 hereof.  References in this Agreement to any party shall include such party's successors and permitted assigns.  References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated.  To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

2.             REVOLVING LOAN FACILITY.

2.1 Revolving Loan.

(a)           Revolving Loan Commitment.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, Lender agrees to make such Revolving Loans at such times as Borrower may from time to time request, pursuant to the terms of this Agreement, until, but not including, the Revolving Loan Maturity Date, and in such amounts as Borrower may from time to time request up to the Revolving Loan Availability (and subject at all times to the amounts available to be borrowed in accordance herewith); provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability; and further provided, however, that, notwithstanding anything contained in this Agreement or any other Loan Documents to the contrary, each Revolving Loan requested by Borrower under this Agreement shall be subject to Lender’s approval, which approval may be given or withheld in Lender’s sole and absolute discretion.  Revolving Loans made by Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including, the Revolving Loan Maturity Date, unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement.  The Revolving Loans shall be used by Borrower solely for ongoing working capital purposes or as otherwise agreed in writing by the Lender in the Loan Documents or otherwise.

(b)           Increase to Revolving Loan Commitment.  Borrower may request and the Lender may, in its sole and absolute discretion (employing substantially the same analysis and metrics the Lender used when determining to originally extend credit hereunder), agree that on such later indeterminate dates, Lender further increases the Revolving Loan Commitment; and Lender, in its sole discretion, may, but in any event, is not required to, make available such additional Revolving Loan Commitment increases to Borrower provided the following conditions have been satisfied, in Lender’s sole and absolute discretion:

(i)           no Event of Default shall have occurred or be continuing, or result from the applicable increase of the Revolving Loan Commitment;

(ii)          Borrower shall have executed and delivered a new or revised Revolving Note;

(iii)         after giving effect to such increase, the amount of the aggregate outstanding principal balance of all Revolving Loans shall not be in excess of the Revolving Loan Availability;

(iv)         Lender shall have reviewed and accepted, in its sole and absolute discretion, the amount and type of current and historical Receipts of the Credit Parties, or other Collateral required for the increase; and

(v)          Lender shall have received any and all additional documents or agreements included in Section 3 hereof as it shall require in its sole discretion.

It is anticipated that within thirty (30) days of the Closing Date, an additional Six Hundred Thousand and No/100 United States Dollars (US$600,000.00) will be advanced to the Borrower and within one hundred twenty (120) days of the Closing Date, an additional One Million and No/100 United States Dollars (US$1,000,000.00) will be advanced to the Borrower.  Each of the aforementioned advances shall be subject to the sole discretion of the Lender.  The Lender shall employ substantially the same analysis and metrics the Lender used when determining to originally extend credit hereunder, including, but not limited to, an analysis of the Borrower’s continued improvement as demonstrated by increased revenues and EBITDA.

(c)           Revolving Loan Interest and Payments.  Except as otherwise provided in this Section, the outstanding principal balance of the Revolving Loans shall be repaid on or before the Revolving Loan Maturity Date.  Principal amounts repaid on the Revolving Note may be re-borrowed.  The principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Interest Rate. The Receipts Collection Fee and accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time shall be payable on a weekly basis on the weekly anniversary date of the Closing Date, commencing on the first such date to occur after the date hereof and on the Revolving Loan Maturity Date (each a “Payment Date”).  Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall at Lender’s option bear interest payable on demand at the Default Rate.

(d)           Revolving Loan Principal Repayments.

(i)           Mandatory Principal Prepayments; Overadvances.  All Revolving Loans hereunder shall be repaid by Borrower on or before the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement.  In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceed the Revolving Loan Availability, Borrower shall, upon notice or demand from Lender, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.  Lender shall apply funds (in excess of any recurring fees owed under Section 2.2, fees owed to any custodian/back-up servicer, the Receipts Collection Fee, and interest owed under Sections 2.1(c) and 2.4) received into the Lock Box Account as payment against the outstanding principal balance of the Revolving Loans on any Payment Date, or any such amounts may be left in the Lock Box Account as part of the Reserve Amount, at Lender's sole discretion.

(ii)          Optional Prepayments.  Borrower may from time to time prepay the Revolving Loan, in whole or in part, provided, however, (i) that if the Borrower prepays more than eighty percent (80%) of the amount of the Revolving Loan Commitment within ninety one (91) to one hundred eighty (180) days prior to the Revolving Loan Maturity Date, Borrower shall pay to Lender an amount equal to five percent (5%) of the outstanding Revolving Loan Commitment; or (ii) that if the Borrower prepays more than eighty percent (80%) of the amount of the Revolving Loan Commitment within ninety (90) days prior to the Revolving Loan Maturity Date, Borrower shall pay to Lender an amount equal to two and 50/100 percent (2.50%) of the outstanding Revolving Loan Commitment (the “Prepayment Penalty”) except in the case of an Early Termination Notice.

(e)           Collections; Lock Box.

(i)           To the extent any Customers make or pay any Receipts to the Credit Parties by a wire transfer, the Credit Parties shall direct all of such Customers to make all such wire transfer payments directly to the Lock Box Account.  To the extent any Customers make or pay any Receipts to the Credit Parties by any other form other than wire transfer (such as through a check), then each Credit Party shall direct all of its Customers to make all such payments and Receipts directly to a post office box designated by, and under the exclusive control of, Lender (such post office box is referred to herein as the “Lock Box”). The parties recognize that in many instances, Customers of the Borrower and its Subsidiaries make payments to the Borrower and its Subsidiaries through the use of a credit or debit card.  In that regard, the Borrower and its Subsidiaries shall, prior to the Closing Date, modify its agreements with all credit/debit card payment processing companies with whom it has agreements or other payment processing relationships (the “Payment Processing Companies”), so as to authorize, direct and cause: (A) all credit/debit card payments from any Customers; and (B) any reserves or holdbacks withheld by any of the Payment Processing Companies, if, as an when distributed or paid to the Borrower and its Subsidiaries, to be deposited directly into the Lock Box Account, rather than any other bank accounts of the Credit Parties.  It shall be a condition precedent to the making of any Revolving Loans hereunder (other than the initial Revolving Loan, and in such case, the estoppel certificate, disbursement direction or other similar document shall have been obtained within Twenty (20) Business Days after the Closing Date) that each of the Payment Processing Companies issue and deliver to Lender an estoppel certificate, disbursement direction or other similar document confirming and agreeing:

(I) to the foregoing payment directions; (II) that such payment instructions and directions shall not be changed, amended or terminated, except upon written notice from Lender; and (III) that copies of all statements, notices and other communications sent by any Payment Processing Companies to the Credit Parties, also be delivered to Lender.  The Credit Parties hereby agree to undertake any and all required actions, execute any required documents, instruments or agreements, or to otherwise do any other thing required or requested by Lender in order to effectuate the foregoing.  Lender shall maintain an account at a financial institution acceptable to Lender in its sole and absolute discretion (the “Lock Box Account”), which Lock Box Account is (as of the date hereof) and shall be maintained in Lender’s name, and into which all Receipts, whether through wires, credit and debit card payments from any Customers (whether directly or through any Payment Processing Companies), and all other monies, checks, notes, drafts or other payments of any kind received by the Credit Parties shall be deposited, in the identical form in which such payments were received, whether by cash, check, direct deposit, or otherwise.  If the Credit Parties, any Affiliate, any shareholder, officer, director, employee or agent of the Credit Parties or any Affiliate, or any other Person acting for or in concert with the Credit Parties, shall receive any monies, checks, notes, drafts or other payments or Receipts, the Credit Parties and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender, and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account.  The Credit Parties and Lender agree that all payments made to such Lock Box Account, whether in respect of Receipts, as proceeds of other collateral, or otherwise, will be swept from the Lock Box Account to Lender on each Payment Date to be applied according to the following priorities: (1) to unpaid fees and expenses due hereunder including, without limitation, any recurring fees due pursuant to Section 2.2 hereof; (2) to any custodian/back-up servicer (if applicable); (3) to accrued but unpaid interest owed under Sections 2.1(c) and 2.4 hereof; (4) to any accrued but unpaid Receipts Collection Fee; (5) if at any time the Lender is not holding, in the Lock Box Account, an amount equal to at least the Reserve Amount, then twenty percent (20%) of all Receipts received into the Lock Box Account shall be withheld and applied by Lender to amounts required to establish the Reserve Amount, until the Reserve Amount is reached, which Reserve Amount (or portion thereof) may be kept and maintained in the Lock Box Account during the duration of this Agreement as additional security for the Obligations; (6) to amounts payable pursuant to Section 2.1(d); (7) to amounts payable pursuant to 2.2(g) and (8) during the continuance of an Event of Default, to Lender (including any Reserve Amount then in the Lock Box Account), to reduce the outstanding Revolving Loan balance to zero (each of the foregoing payments, the “Lock Box Payments”).  The amount remaining following the payment of the Lock Box Payments on each Payment Date shall be referred to herein as the “Net Amount”.  The Credit Parties and the Lender agree that one hundred percent (100%) of the Net Amount will be transferred to Borrower from the Lock Box Account via wire transfer or electronic funds transfer to an account designated by the Borrower on the immediately subsequent Payment Date.  Borrower agrees to pay all reasonable fees, costs and expenses in connection with opening and maintaining of the Lock Box, the Lock Box Account, or of creating, administering or switching any payment accounts with any of the Payment Processing Companies.  All of such reasonable fees, costs and expenses, if not paid by Borrower within five (5) business days of Lender’s written request, may be paid by Lender and in such event all amounts paid by Lender shall constitute Obligations hereunder, shall be payable to Lender by Borrower upon demand, and, until paid, shall bear interest at the lowest rate then applicable to Loans hereunder.  It is intended that all Receipts, and all other checks, drafts, instruments and other items of payment or proceeds of Collateral at any time received, due or owing to the Borrower and its Subsidiaries shall be deposited into the Lock Box Account, and if not deposited into the Lock Box Account, shall be remitted or endorsed by the applicable Credit Party to Lender to be deposited into the Lock Box Account, and, if that remittance or endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to remit or endorse the same on the applicable Credit Party’s behalf.  For purpose of this Section, each Credit Party irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as each Credit Party’s true and lawful attorney and agent-in-fact: (A) to endorse the applicable Credit Party’s name upon said items of payment and/or proceeds of Collateral and upon any chattel paper, document, instrument, invoice or similar document or agreement relating to any Receipts of the Credit Parties; (B) to take control in any manner of any item of payment or proceeds thereof; (C) to have access to the applicable Credit Party’s operating accounts, through the Credit Party’s online banking system, or otherwise, to make remittances of any Receipts deposited therein into the Lock Box Account as required hereby; and (D) to have access to any lock box or postal box into which any of the Credit Party’s mail is deposited, and open and process all mail addressed to the Credit Parties and deposited therein.

(ii)           Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Customer and whether before or after the maturity of any of the Obligations: (A) enforce collection of any of the Accounts of any Credit Party or other amounts owed to any Credit Party by suit or otherwise; (B) exercise all of the rights and remedies of any Credit Party with respect to proceedings brought to collect any Accounts or other amounts owed to the Credit Parties; (C) surrender, release or exchange all or any part of any Accounts or other amounts owed to any Credit Party, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (D) sell or assign any Account of any Credit Party or other amount owed to the Credit Parties upon such terms, for such amount and at such time or times as Lender deems advisable; (E) prepare, file and sign any Credit Party’s name on any proof of claim in bankruptcy or other similar document against any Customer or other Person obligated to any Credit Party; and (F) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill any Credit Party’s obligations under this Agreement and the other Loan Documents and to allow Lender to collect the Accounts or other amounts owed to any Credit Party.  In addition to any other provision hereof, Lender may at any time after the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

(iii)           On a monthly basis, Lender shall deliver to Borrower an invoice and an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrower, unless Borrower notify Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrower and any such notice shall only constitute an objection to the items specifically identified.

2.2           Fees.

(a)           Asset Monitoring Fee. Borrower agrees to pay to Lender an asset monitoring fee (“Asset Monitoring Fee”) equal to One Thousand Five-Hundred and No/100 United States Dollars (US$1,500.00), which shall be due and payable on the Closing Date, and thereafter on the first day of each calendar quarter during the term of the Revolving Loan Facility, beginning on August 1, 2013. The Asset Monitoring Fee shall be increased in increments of Five Hundred and No/100 Dollars ($500.00) each time the Revolving Loan Commitment amount is increased pursuant to Section 2.1(b); provided that the Asset Monitoring Fee shall never exceed Two Thousand Five Hundred and No/100 Dollars (US$2,500.00).

(b)           Commitment Fee. Borrower agrees to pay to Lender a commitment fee equal to four percent (4%) of the initial Revolving Loan Commitment of One Million Four Hundred Thousand and No/100 United States Dollars (US$1,400,000.00) and two percent (2%) of the amount of any increase thereof pursuant to Section 2.1(b) which shall be due and payable on the Closing Date and on the date of any increase to the Revolving Loan Commitment pursuant to Section 2.1(b).

(c)           Due Diligence Fees.  Borrower agrees to pay a due diligence fee equal to Ten Thousand and No/100 United States Dollars (US$10,000.00), which shall be due and payable in full on the Closing Date, or any remaining portion thereof shall be due and payable on the Closing Date if a portion of such fee was paid upon the execution of any term sheet related to this Agreement. The parties acknowledge that a due diligence fee of Five Thousand Dollars ($5,000) was paid to Lender upon execution of a term sheet related to the Agreement.

(d)           Document Review and Legal Fees.  Borrower agrees to pay a document review and legal fee equal to Twelve Thousand Five Hundred and No/100 United States Dollars (US$12,500.00) which shall be due and payable in full on the Closing Date, or any remaining portion thereof shall be due and payable on the Closing Date if a portion of such fee was paid upon the execution of any term sheet related to this Agreement.  The parties acknowledge that Five Thousand Dollars ($5,000) of such fee was paid to Lender upon execution of a term sheet related to the Agreement.

(e)           Other Fees and Expenses.  Borrower also agrees to pay to the Lender (or any designee of the Lender), within five (5) days of Lender’s demand, or to otherwise be responsible for the payment of, any and all other reasonable costs, fees and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Lender and of any experts and agents, which the Lender may incur or which may otherwise be due and payable in connection with: (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement or any other Loan Documents; (ii) any documentary stamp taxes, intangibles taxes, recording fees, filing fees, security interest confirmation fees, or other similar taxes, fees or charges imposed by or due to any Governmental Authority in connection with this Agreement or any other Loan Documents; (iii) the exercise or enforcement of any of the rights of the Lender under this Agreement or the Loan Documents; or (iv) the failure by any Credit Party to perform or observe any of the provisions of this Agreement or any of the Loan Documents.  Included in the foregoing shall be the amount of all reasonable expenses paid or incurred by Lender in consulting with counsel concerning any of its rights under this Agreement or any other Loan Document or under applicable law after the Closing Date.  All such costs and expenses, if not so paid when due or upon demand thereof, shall bear interest from the date of outlay until paid, at the Default Rate.  All of such costs and expenses shall be additional Obligations of the Credit Parties to Lender secured under the Loan Documents.  The provisions of this Subsection shall survive the termination of this Agreement.

(f)            Minimum Monthly Fee.  It is the intention of the parties hereto that, prior to an Event of Default, the aggregate sum of all recurring monthly fees and interest payable by Borrower hereunder to Lender for each calendar month during the term hereof shall not be less than one and one-half percent (1.5%) of the then applicable Revolving Loan Commitment (the “Minimum Fees”).  In the event during any calendar month during the term of this Agreement, the recurring monthly fees and interest payable by Borrower to Lender hereunder are less than the Minimum Fees, then in addition to all such recurring monthly fees and interest payable, the Borrower shall pay to Lender, on the next Payment Date, an amount determined by Lender such that when added to the recurring monthly fees and interest payable to Lender each calendar month hereunder, such amount shall never be less than the Minimum Fees.

(g)           Investment Banking Fee.

(i)            Share Issuance.  The Borrower shall pay to Lender a fee for investment banking and advisory services provided by the Lender to the Borrower on or prior to the Closing Date by issuing to Lender in an unregistered offering that number of shares of the Borrower’s Common Stock equal to a dollar amount of One Hundred Fifty Thousand and No/100 United States Dollars (US$150,000.00) (the “Share Value”).  For purposes of determining the number of shares issuable to Lender under this Section 2.2(g) (the “Facility Fee Shares”), the Borrower’s Common Stock shall be valued at price equal to the volume weighted average price for the Common Stock for the five (5) Business Days immediately prior to the date the Borrower executes this Agreement (the “Valuation Date”), as reported by Bloomberg (the “VWAP”).  The Lender shall confirm to the Borrower in writing, the VWAP for the Common Stock as of the Valuation Date, and the corresponding number of Facility Fee Shares issuable to the Lender based on such price.  The Borrower shall instruct its transfer agent to issue certificates representing the Facility Fee Shares issuable to the Lender on the Closing Date, and shall cause its transfer agent (the “Transfer Agent”) to deliver such certificates to Lender within three (3) Business Days from the Closing Date.  In the event such certificates representing the Facility Fee Shares issuable hereunder shall not be delivered to the Lender within five (5) Business Days of the Closing Date, same shall be an immediate default under this Agreement and the other Loan Documents.  The Facility Fee Shares, when issued, shall be deemed to be validly issued, fully paid, and non-assessable shares of the Borrower’s Common Stock.  The Facility Fee Shares shall be deemed fully earned as of the date the Borrower executes this Agreement, regardless of the amount or number of Revolving Loans made hereunder.

(ii)           Adjustments.  In the event that a mandatory redemption has not occurred pursuant to the immediately subsequent Section, it is the intention of the Borrower and Lender that by a date that is twelve (12) months after the Valuation Date (the “Twelve Month  Valuation Date”) the Lender shall have generated net proceeds from the sale of the Facility Fee Shares equal to the Share Value. Subject to the restrictions contained herein, the Lender shall have the right to sell the Facility Fee Shares in the Principal Trading Market or otherwise, at any time in accordance with applicable securities laws, provided, however, that the Lender shall not sell Facility Fee Shares in any given calendar week wherein the number of Facility Fee Shares sold would equal more than twenty-five percent (25%) of the Borrower's average weekly volume of shares of Common Stock sold, as reported by Bloomberg or any other news service used by Lender.  At any time the Lender may elect after the Twelve Month Valuation Date (or prior to such Twelve Month Valuation Date, if Lender has sold all Facility Fee Shares prior to such Twelve Month Valuation Date), the Lender may deliver to the Borrower a reconciliation statement showing the net proceeds actually received by the Lender from the sale of the Facility Fee Shares, which net proceeds for purposes of this Agreement shall equal the total purchase price of those shares in the open market, less any broker’s fees paid to execute the orders for such sales (the "Sale Reconciliation").  If, as of the date of the delivery by Lender of the Sale Reconciliation (“Sale Reconciliation Date”), the Lender has not realized net proceeds from the sale of such Facility Fee Shares equal to at least the Share Value after the sale of all Facility Fee Shares in its possession, as shown on the Sale Reconciliation, then the Borrower shall immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Lender in an amount sufficient such that, when sold and the net proceeds thereof are added to the net proceeds from the sale of any of the previously issued and sold Facility Fee Shares, the Lender shall have received total net funds equal to the Share Value. If additional shares of Common Stock are issued pursuant to the immediately preceding sentence, and after the sale of such additional issued shares of Common Stock, the Lender still has not received net proceeds equal to at least the Share Value, then the Borrower shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Lender as contemplated above, and such additional issuances shall continue from time to time until the Lender has received net proceeds from the sale of such Common Stock equal to the Share Value.  In the event the Lender receives net proceeds from the sale of Facility Fee Shares equal to the Share Value, and the Lender still holds any Facility Fee Shares, the Lender shall return all such remaining Facility Fee Shares to the Borrower.  In the event additional Common Stock is required to be issued as outlined above, the Borrower shall instruct its Transfer Agent to issue certificates representing such additional shares of Common Stock to the Lender immediately subsequent to the Lender’s notification to the Borrower that additional shares of Common Stock are issuable hereunder, and the Borrower shall in any event cause its Transfer Agent to deliver such certificates to Lender within five (5) Business Days following the date Lender notifies the Borrower that additional shares of Common Stock are to be issued hereunder.  In the event such certificates representing such additional shares of Common Stock issuable hereunder shall not be delivered to the Lender within said five (5) Business Day period, same shall be an immediate default under this Agreement and the Loan Documents.

(iii)           Mandatory Redemption.  Notwithstanding anything contained in this Agreement to the contrary, on the Revolving Loan Maturity Date, the Lender shall have the right, upon written notice to the Borrower, to require that the Borrower redeem all Facility Fee Shares then in Lender’s possession for cash equal to the Share Value, less any cash proceeds received by the Lender from any previous sales of Facility Fee Shares, if any.  In the event such redemption notice is given by the Lender, the Borrower shall redeem the then remaining Facility Fee Shares in Lender’s possession for an amount of Dollars equal to the Share Value, less any cash proceeds received by the Lender from any previous sales of Facility Fee Shares, if any, payable by wire transfer to an account designated by Lender within five (5) Business Days from the date the Lender delivers such redemption notice to the Borrower.  Upon request by the Company, the Lender, in its sole and absolute discretion, may agree to institute a payment plan for the redemption of the remaining Facility Fee Shares in Lender’s possession.

(iv)           Optional Redemption.  Notwithstanding anything contained in this Agreement to the contrary, at any time the Facility Fee Shares shall become unrestricted or saleable under Rule 144 (assuming the holders thereof are not affiliates of Borrower) and remain unsold, the Borrower may redeem any unsold Facility Fee Shares, or any portion thereof, for a price equal to the Share Value or, if applicable, that fractional portion of the Share Value equal to the fraction of the Facility Fee Shares which have not be resold as of the date of such request for redemption.  Upon Lender’s receipt of such cash payment in accordance with the immediately preceding sentence, the Lender shall return any then remaining Facility Fee Shares in its possession back to the Borrower and otherwise undertake any required actions reasonably requested by Borrower to have such then remaining redeemed Facility Fee Shares returned to Borrower.

(v)           Additional Advances.  The Lender shall require additional shares of the Borrower’s Common Stock to be paid as consideration for investment banking services rendered in connection with future principal advances.  It is anticipated that within thirty (30) days of the Closing Date, an additional Six Hundred Thousand and No/100 United States Dollars (US$600,000.00) will be advanced to the Borrower.  In connection with this principal advance, the Borrower shall issue shares of its Common Stock equal to Seventy Five Thousand and No/100 United States Dollars (US$75,000.00).  It is anticipated that within one hundred twenty (120) days of the Closing Date, an additional One Million and No/100 United States Dollars (US$1,000,000.00) will be advanced to the Borrower.  In connection with this principal advance, the Borrower shall issue shares of its Common Stock equal to One Hundred Thousand and No/100 United States Dollars (US$100,000.00).  Each issuance of the Borrower’s Common Stock pursuant to this Section shall be valued at a price equal to the volume weighted average price for the Common Stock for the five (5) Business Days immediately prior to each date the Lender advances each additional principal amount.

(vi)           Piggyback Registration Rights.  In the event that the Borrower files a registration statement with respect to its Common Stock with the SEC (other than a registration statement on Form S-4 or S-8 or any successor form thereto) after the Closing Date but before the Lender sells the Facility Fee Shares, the Facility Fee Shares shall be registered pursuant to such registration statement so long as the Facility Fee Shares are not otherwise saleable under Rule 144.

(h)           Matters with Respect to Common Stock.

(i)            Issuance of Conversion Shares.  The parties hereto acknowledge that pursuant to the terms of the Revolving Note, Lender has the right, at its discretion during the continuance of an Event of Default, to convert amounts due under the Revolving Note into Common Stock in accordance with the terms of the Revolving Note.  In the event, for any reason, the Borrower fails to issue, or cause the Transfer Agent to issue, any portion of the Common Stock issuable upon conversion of the Revolving Note (the “Conversion Shares”) to Lender in connection with the exercise by Lender of any of its conversion rights under the Revolving Note, then the parties hereto acknowledge that Lender  shall be entitled to deliver to the Transfer Agent, on behalf of itself and the Borrower, a “Conversion Notice” (as defined in the Revolving Note) requesting the issuance of the Conversion Shares then issuable in accordance with the terms of the Revolving Note, and the Transfer Agent, provided they are the acting transfer agent for the Borrower at the time, shall be entitled to issue the Conversion Shares applicable to the Conversion Notice then being exercised, and surrender to a nationally recognized overnight courier for delivery to Lender at the address specified in the Conversion Notice, a certificate of the Common Stock of the Borrower, registered in the name of Lender or its designee, for the number of Conversion Shares to which Lender shall be then entitled under the Revolving Note, as set forth in the Conversion Notice, which certificate will bear restrictive legends as set forth herein, to the extent applicable.

(ii)           Issuance of Additional Common Stock Under Section 2.2(g).  The parties hereto acknowledge that pursuant hereto, the Borrower has agreed to issue, simultaneously with the execution of this Agreement and in the future, certain shares of the Borrower’s Common Stock.  In the event, for any reason, the Borrower fails to issue, or cause its Transfer Agent to issue, any portion of the Common Stock issuable to Lender hererunder, either now or in the future, then the parties hereto acknowledge that Lender shall be entitled to deliver to the Transfer Agent, on behalf of itself and the Borrower, a written instruction requesting the issuance of the shares of Common Stock then issuable in accordance herewith, and the Transfer Agent, provided they are the acting transfer agent for the Borrower at the time, shall be entitled to issue such shares of the Borrower's Common Stock as directed by Lender, and surrender to a nationally recognized overnight courier for delivery to Lender at the address specified in the Lender’s notice, a certificate of the Common Stock of the Borrower, registered in the name of Lender, for the number of shares of Common Stock issuable to Lender in accordance herewith, which certificate will bear restrictive legends as set forth herein, to the extent applicable.

(iii)           Removal of Restrictive Legends.  In the event that Lender has any Facility Fee Shares or Conversion Shares bearing any restrictive legends, and Lender, through its counsel or other representatives, submits to the Transfer Agent, at any time after such shares have been held for at least Six (6) months within the meaning of Rule 144, any such shares and certificates therefor for the removal of the restrictive legends thereon, along with a representation from Lender that lender is not an “affiliate” of Borrower within the meaning of Rule 144, and the Borrower and or its counsel refuses or fails for any reason to render an opinion of counsel or any other documents, certificates or instructions required for the removal of the restrictive legends, then: (A) to the extent such legends could be lawfully removed under applicable laws, Borrower’s failure to provide the required opinion of counsel or any other documents, certificates or instructions required for the removal of the restrictive legends shall be an immediate Event of Default under this Agreement and all other Loan Documents; and (B) the Borrower hereby agrees and acknowledges that Lender is hereby irrevocably and expressly authorized to have counsel to Lender render any and all opinions and other certificates or instruments which may be required for purposes of removing such restrictive legends, and the Transfer Agent, without any further confirmation or instructions from the Borrower, shall issue any such shares without restrictive legends as instructed by Lender, and surrender to a common carrier for overnight delivery to the address as specified by Lender, certificates, registered in the name of Lender or its designees, representing the shares of Common Stock to which Lender is entitled, without any restrictive legends on the books and records of the Borrower.

(iv)           Authorized Agent of the Borrower.  The Borrower hereby irrevocably appoints the Lender and its counsel and its representatives, each as the Borrower’s duly authorized agent and attorney-in-fact for the Borrower for the purposes of authorizing and instructing the Transfer Agent to process issuances, transfers and legend removals upon instructions from Lender, or any counsel or representatives of Lender, as specifically contemplated herein.  The authorization and power of attorney granted hereby is coupled with an interest and is irrevocable so long as any Obligations of the Borrower under this Agreement or any other Loan Documents remain outstanding, and so long as the Lender owns or has the right to receive, any shares of the Borrower’s Common Stock hereunder or under the Revolving Note.  In this regard, the Borrower hereby confirms to the Transfer Agent and the Lender that it can NOT and will NOT give instructions, including stop orders or otherwise, inconsistent with the terms of this Agreement with regard to the matters contemplated herein, and that the Lender shall have the absolute right to provide a copy of this Agreement to the Transfer Agent as evidence of the Borrower’s irrevocable authority for Lender and Transfer Agent to process issuances, transfers and legend removals upon instructions from Lender, or any counsel or representatives of Lender, as specifically contemplated herein, without any further instructions, orders or confirmations from the Borrower.

(v)           Injunction and Specific Performance.  The Borrower specifically acknowledges and agrees that in the event of a breach or threatened breach by the Borrower of any provision of this Section, the Lender will be irreparably damaged and that damages at law would be an inadequate remedy if this Agreement were not specifically enforced.  Therefore, in the event of a breach or threatened breach of any provision of this Section by the Borrower, the Lender shall be entitled to obtain, in addition to all other rights or remedies Lender may have, at law or in equity, an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for specific performance of the provisions of this Section.

2.3           Renewal of Revolving Loans; Non-Renewal of Revolving Loans; Fees.  On the Revolving Loan Maturity Date, so long as no Event of Default exists, and so long as no event has occurred that, with the passage of time, the giving of notice, or both, would constitute an Event of Default, Borrower shall have the option to request a renewal of the Revolving Loan Commitment and extension of the Revolving Loan Maturity Date for one (1) additional six (6) month period.  To make such request, Borrower shall give written notice to Lender of Borrower’s request to renew the Revolving Loan Commitment and extend the Revolving Loan Maturity Date for an additional six (6) month period on or before the Revolving Loan Maturity Date.  Lender may elect to accept or reject Borrower’s request for a renewal of the Revolving Loan Commitment and extension of the Revolving Loan Maturity Date in its sole and absolute discretion.  In the event Lender shall accept Borrower’s request for renewal and extension, Borrower shall, immediately upon demand from Lender and as a condition to the renewal and extension, deliver a renewal fee to Lender equal to two percent (2%) of the then outstanding Revolving Loan Commitment.

2.4           Interest and Fee Computation; Collection of Funds.  Interest accrued hereunder shall be payable as set forth in Section 2.1 hereof.  Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed.  Principal payments submitted in funds not immediately available shall continue to bear interest until collected.  If any payment to be made by Borrower hereunder or under the Revolving Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.  Any Obligations which are not paid when due (subject to applicable grace periods) shall bear interest at the Default Rate.

2.5           Automatic Debit.  In order to effectuate the timely payment of any of the Obligations when due, Borrower hereby authorizes and directs Lender, at Lender’s option, to: (i) debit, or cause or instruct the debit of, the amount of the Obligations to any ordinary deposit account of Borrower; or (ii) make a Revolving Loan hereunder to pay the amount of the Obligations.

2.6           Discretionary Disbursements.  Lender, in its sole and absolute discretion, may immediately upon notice to Borrower, disburse any or all proceeds of the Revolving Loans made or available to Borrower pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by Borrower hereunder that have not been duly paid.  All monies so disbursed shall be a part of the Obligations, payable by Borrower on demand from Lender.

2.7           US Dollars; Currency Risk.  All Receipts will be in Dollars.  In the event Receipts are not in Dollars, Borrower shall bear the risk of Lender’s currency losses, and if Lender so suffers a currency loss and the result is to increase the cost to Lender or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Revolving Note with respect thereto, then after written demand by Lender (which demand shall be accompanied by a certificate setting forth reasonably detailed calculations of the basis of such demand), Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or such reduction.  Borrower hereby authorizes Lender to advance or cause an advance of Revolving Loans to pay for the increased costs or reductions associated with any such currency losses.

3.            CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the obligation of Lender to disburse or make all or any portion of any Loans is subject to satisfaction of all of the following conditions precedent (unless a condition is waived in writing by Lender) contained in this Article 3:

3.1           Loan Documents to be Executed by Borrower on the Closing Date.  As a condition precedent to Lender’s disbursal or making of the Revolving Loans pursuant to this Agreement on the Closing Date, the applicable Credit Party shall have executed or cause to be executed and delivered to Lender the following documents, each of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)           Credit Agreement.  Two originals of this Agreement duly executed by Borrower and consented and agreed to by the Guarantors;

(b)           Revolving Note.  An original Revolving Note duly executed by Borrower and consented and agreed to by the Guarantors;

(c)           Security Agreement.  Two originals of the applicable Security Agreements dated as of the date of this Agreement, duly executed by each Credit Party;

(d)           Guarantee Agreements.  Two originals of each of the Guaranty Agreements dated as of the date of this Agreement, duly executed by each of the Guarantors;

(e)           Validity Guaranty.  Two originals of the Validity Guaranty dated as of the date of this Agreement, duly executed by the executive officers and directors of the Borrower as requested by the Lender.

(f)            Lock Box Deposit Confirmation.  Two originals of the Lock Box Deposit Confirmation, dated as of the date of this Agreement, duly executed by the Borrower;

(g)           Subordination Agreement.  Two originals of the Subordination Agreement, dated as of the date of this Agreement, duly executed by the Subordinated Lenders, Hillair, NutraCea LLC and the Borrower;

(h)           Mortgages.  Within ten (10) days of the Closing Date, two originals of each of the Mortgages, duly executed by the applicable Credit Party;

(i)            Pledge Agreement.  Two originals of each of the Pledge Agreements (including irrevocable proxies and instruments of transfer duly executed in blank), dated as of the date of this Agreement, duly executed by the Borrower or SRB-MT, as applicable;

(l)            Closing Statement.  Two originals of the Closing Statement, dated as of the date of this Agreement, duly executed by the Borrower;

3.2           Organizational and Authorization Documents to be Delivered by the Credit Parties on the Closing Date.  As a condition precedent to Lender’s disbursal or making of the Loans pursuant to this Agreement on the Closing Date, the Credit Parties shall have executed or cause to be executed and delivered a certificate of an officer of each of the Credit Parties certifying and attaching on behalf of the Credit Parties (i) copies of each Credit Parties’ respective articles of incorporation, certificate of organization, bylaws, operating agreement or similar documents; (ii) resolutions of each Credit Parties’ respective board of directors or managers, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) resolution of the Guarantors’ shareholders or members, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iv) the signatures and incumbency of the officers of the Credit Parties executing any of the Loan Documents on behalf of the Credit Parties, each of which the Credit Parties hereby certify to be true and complete, and in full force and effect without modification, it being understood that Lender may conclusively rely on each such document and certificate until formally advised by any Credit Party of any changes therein; and (v) good standing certificate in the state of organization of each Credit Party and in each other state requested by Lender.

3.3           Additional Documents to be Delivered by the Credit Parties on the Closing Date.  As a condition precedent to Lender’s disbursal or making of the Loans pursuant to this Agreement on the Closing Date, the Credit Parties shall have delivered or cause to be delivered to Lender all of the following documents, each of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)           Use of Proceeds.  A detailed summary of the Borrower’s use of the proceeds being funded hereunder;

(b)           Irgovel.  Such documents as are requested by the Lender evidencing Irgovel’s agreement to transfer ownership of two (2) extruders, currently owned by Irgovel, to the ownership of the Borrower, concurrently with the payment of $500,000 to Nutra SA, LLC and/or Irgovel from of the proceeds hereof.

(c)           Certificates.  Originals of certificates evidencing the share and membership interests to be pledged in connection with the Pledge Agreements.

(d)           Income Statement / Profit and Loss Statement.  An Income Statement and a Profit and Loss Statement of the Borrower for the twelve (12) month period ending the Closing Date.

(e)           Insurance.  Within thirty (30) days of the Closing Date, evidence satisfactory to Lender of the existence of insurance required to be maintained pursuant to Section 9.4, together with evidence that Lender has been named as additional insured and lender’s loss payee, as applicable, on all related insurance policies;

(f)           Search Results.  Copies of UCC search reports, issued by the Secretary of State of the state of incorporation of each Credit Party, dated such a date as is reasonably acceptable to Lender, listing all effective financing statements which name the Credit Parties, under their present name and any previous names, as debtors, together with copies of such financing statements;

(g)           Certificates of Good Standing.  Copies of certificates of good standing with respect to each Credit Party, issued by the Secretary of State of the state of incorporation of each Credit Party, dated such a date as is reasonably acceptable to Lender, evidencing the good standing thereof;

(h)           Opinion of Counsel.  A customary opinion of Credit Parties’ counsel, in form satisfactory to Lender;

(i)            Due Diligence.  Such due diligence documents and information as is requested by the Lender, including, but not limited to, historical performance and financial information, detailed description use of the proceeds, monthly income statement including the results of operations of the Borrower and its Subsidiaries for the previous twelve (12) months;

(j)            Perfection of Lien on Collateral.  Borrower shall have duly authorized, executed and delivered any other related documentation necessary or advisable to perfect the Lien on the Collateral in the jurisdiction of incorporation of the Borrower, including, but not limited to, such UCC-1 Financing Statements filings and any and all documents necessary to complete any filings which Lender shall require in connection with this Agreement.

(k)           Press Release Authorization.  Evidence satisfactory to the Lender that the Borrower has authorized the Lender to publish such press releases with respect to the consummation of his Agreement in general form satisfactory to Borrower, including, but not limited to, a copy of an email delivered to  Marketwire.com  by the Borrower whereby the Borrower authorizes the Lender to use its name and, if applicable, stock symbol, in connection with current or future press releases so long as the information is publicly known;

(l)            Additional Documents.  Such other agreements, documents, instruments, certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other items which Lender shall require in connection with this Agreement.

3.4           Loan Documents to be Executed by any additional Subsidiary following the Closing Date.  Within ten (10) days of any entity becoming a Subsidiary of the Borrower, such Subsidiary shall have executed or cause to be executed and delivered to Lender all of the following documents, each of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)           Consent and Agreement.  Two originals of a Consent and Agreement duly executed by such Subsidiary, pursuant to which such Subsidiary consents and agrees to become a “Credit Party” hereunder and to be bound by the terms and conditions of this Agreement;

(b)           Revolving Note.  Two originals of a Consent and Agreement duly executed by such Subsidiary, pursuant to which such Subsidiary consents and agrees to be bound by the terms and conditions of the Revolving Note;

(c)           Security Agreement.  Two originals of a Security Agreement, duly executed by such Subsidiary;

(d)           Guarantee Agreement.  Two originals of a Guarantee Agreement, duly executed by such Subsidiary;

 (f)           Organizational and Authorization Documents.  A certificate of an officer of the Subsidiary certifying and attaching on behalf of the Subsidiary (i) copies of the Subsidiary’s respective articles of incorporation, bylaws, operating agreement, certificate of organization or similar documents; (ii) resolutions of its respective board of directors or managers, approving and authorizing the execution, delivery and performance of the Loan Documents to which it will become a party and the transactions contemplated thereby; and (iii) the signatures and incumbency of the officers of the Subsidiary executing any of the Loan Documents;

(g)           Search Results.  Copies of UCC search reports, issued by the Secretary of State of the state of incorporation of the Subsidiary, dated such a date as is reasonably acceptable to Lender, listing all effective financing statements which name the Subsidiary, under their present name and any previous names, as debtors, together with copies of such financing statements;

(h)           Certificates of Good Standing.  Copies of certificates of good standing with respect to the Subsidiary, issued by the Secretary of State of the state of incorporation of the Subsidiary, dated such a date as is reasonably acceptable to Lender, evidencing the good standing thereof; and

(i)            Due Diligence.  Such due diligence documents and information as is requested by the Lender.

(j)            Additional Documents.  Such other agreements, documents, instruments, certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other items which Lender shall require in connection with this Agreement.

3.5           Loan Documents to be Executed by Each Credit Party Upon Each Subsequent Advance.  As a condition precedent to Lender’s disbursal or making of additional advances of principal pursuant to this Agreement following the Closing Date, the Credit Parties shall have executed or caused to be executed and delivered to Lender (i) all of the documents in Section  2.1(b), Section 3.1, Section 3.2, Section 3.3 and Section 3.4, applicable thereto, and such documents shall remain in full force and effect as of the date of the subsequent principal advance, and (ii) an additional original Revolving Note in the principal amount of the advance being then made, duly executed by each Credit Party, satisfactory to Lender and Lender’s counsel in form, substance and execution.

3.6           Payment of Fees.  Borrower shall have paid to Lender all fees, and reasonable costs and expenses, including, but not limited to, the Facility Fee Shares, due diligence expenses, attorney’s fees, search fees, title fees, documentation and filing fees (including documentary stamps and taxes payable on the face amount of the applicable Revolving Note).

3.7           Event of Default.  No Event of Default, or event which, with notice or lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing.

3.8           Adverse Changes.  There shall not have occurred any Material Adverse Effect.

3.9           Litigation.  No pending claim, investigation, litigation or governmental proceeding shall have been instituted against any Credit Party or any of their respective officers or shareholders.

3.10         Representations and Warranties.  No representation or warranty of any Credit Party contained herein or in any Loan Documents shall be untrue or incorrect in any material respect as of the date of any Loans as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.11         Due Diligence.  The business, legal and collateral due diligence review performed by Lender, including, but not limited to, a review of the Credit Parties’ historical performance and financial information, must be acceptable to Lender in its sole discretion.  Lender reserves the right to increase any and all aspects of its due diligence in Lender’s sole discretion.

3.12         Key Personnel Investigations.  Lender shall be satisfied, in its sole discretion, with results from background investigations conducted on key members of the Credit Parties’ principals and management teams.

3.13         Repayment of Outstanding Indebtedness.  The Credit Parties shall have repaid in full all outstanding indebtedness secured by Collateral, other than indebtedness giving rise to Permitted Liens.

4.            NOTES EVIDENCING LOANS.

The Revolving Loans shall be evidenced by the Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by Borrower and delivered to Lender and given in substitution therefor) duly executed by Borrower, and consented and agreed to by the Guarantors, and payable to the order of Lender.  At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of Lender.  All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of: (i) the principal amount of the Revolving Loans advanced hereunder; (ii) any unpaid interest owing on the Revolving Loans; and (iii) all amounts repaid on the Revolving Loans.  The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

5.            MANNER OF BORROWING.

5.1           Loan Requests.  Subject to Section 2.1(a) and Article 3 hereof, the Loans shall be made available to Borrower upon Borrower’s request, from any Person whose authority to so act has not been revoked by Borrower in writing previously received by Lender. Borrower may make requests for borrowing no more than one time every two weeks up to the then applicable Revolving Loan Commitment; provided, however, that, notwithstanding anything contained in this Agreement or any other Loan Documents to the contrary, each Revolving Loan requested by Borrower under this Agreement shall be subject to Lender’s approval, which approval may be given or withheld in Lender’s sole and absolute discretion.  A request for a Loan may only be made if no default or Event of Default shall have occurred or be continuing and shall be subject to: (i) borrowing availability under the Revolving Loan Commitment; and (ii) Receipts deposited into the Lock Box Account and other Collateral being acceptable to Lender.  In addition, a request for a Loan must be received by no later than 11:00 a.m. eastern time the day it is to be funded and be in a minimum amount equal to Fifty Thousand Dollars and No/100 ($50,000.00).

5.2           Communications. Lender is authorized to rely on any written, electronic, telephonic or telecopy loan requests which Lender believes in its good faith judgment to emanate from the President, Chief Executive Officer or Chief Financial Officer of Borrower.  Borrower hereby irrevocably confirms, ratifies and approves all such advances by Lender and hereby indemnifies Lender against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold Lender harmless with respect thereto.

6.            SECURITY FOR THE OBLIGATIONS.

To secure the payment and performance by Borrower of the Obligations hereunder, the Credit Parties shall grant, under and pursuant to the Security Agreements executed by the Credit Parties dated as of the date hereof, to Lender, its successors and assigns, a continuing, first-priority security interest in, and assignment, transference, mortgage, conveyanyce, pledge, hypothecation and set over to Lender, its successors and assigns, all of the Credit Parties’ right, title and interest in and to the Collateral, whether now owned or hereafter acquired, and all proceeds (including, without limitation, all insurance proceeds) and products of any of the Collateral.  At any time upon Lender’s request, the Credit Parties shall execute and deliver to Lender any other documents, instruments or certificates requested by Lender for the purpose of properly documenting and perfecting the security interests of Lender in and to the Collateral granted hereunder, including any additional security agreements, mortgages, control agreements, and financing statements.  The Security Agreements executed by the Credit Parties shall terminate following the full payment and performance of all of the Obligations hereunder and under any Loan Document and upon Lender’s express written acknowledgement of such full payment and performance being received by the Credit Parties.

7.            REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES.

To induce Lender to make the Loans, the Credit Parties make the following representations and warranties to Lender, each of which shall be true and correct in all material respects as of the date of the execution and delivery of this Agreement and as of the date of each Loan made hereunder, except to the extent such representation expressly relates to an earlier date, and which shall survive the execution and delivery of this Agreement:

7.1           Subsidiaries.  A list of Borrower’s subsidiaries is set forth in Schedule 7.1.

7.2           Borrower Organization and Name.  Each Credit Party is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full and adequate powers to carry on and conduct its business as presently conducted.  Each Credit Party is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing or in which any Collateral is located, except for those foreign jurisdictions in which the failure to be so qualified or licensed would not cause a Material Adverse Effect.  The exact legal name of each Credit Party is as set forth in the first paragraph of this Agreement, and each Credit Party does not currently conduct, nor, except as set forth on Schedule 7.2, has any Credit Party, during the last five (5) years, conducted business under any other names or trade names.

7.3           Authorization; Validity.  Each Credit Party has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents and no other action or consent on the part of any Credit Party, its board of directors, stockholders, or any other Person is necessary or required by any Credit Party to execute this Agreement and the Loan Documents, consummate the transactions contemplated herein and therein, and perform all of its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of any Credit Party’s Articles of Incorporation, Bylaws or other governing documents.  All necessary and appropriate corporate action has been taken on the part of each Credit Party to authorize the execution and delivery of this Agreement and the Loan Documents and the issuance of the Revolving Note and the Facility Fee Shares.  This Agreement and the Loan Documents are valid and binding agreements and contracts of each Credit Party, enforceable against each Credit Party in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.  No Credit Party knows of any reason why any Credit Party cannot perform any of its obligations under this Agreement, the Loan Documents or any related agreements.

7.4           Capitalization.  The authorized capital stock of Borrower consists of five hundred twenty million (520,000,000) shares, of which five hundred million (500,000,000) shares are designated as common stock, no par value per share (“Common Stock”) and twenty million (20,000,000) shares are designated as preferred stock, no par value per share.  As of the Closing Date, Borrower has two hundred nine million seven hundred twenty-five thousand seven hundred fifty-six (209,725,756) shares of Common Stock issued and outstanding and zero (0) shares of preferred stock issued and outstanding. All of the outstanding shares of capital stock of Borrower are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.   As of the date of this Agreement, no shares of Borrower’s capital stock are subject to preemptive rights or any other similar rights or any liens, claims or encumbrances suffered or permitted by Borrower. The Common Stock is currently quoted by the OTC Bulletin Board, under the trading symbol “RIBT”.  The Borrower has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for quotation on the Principal Trading Market, and the Borrower has maintained all requirements on its part for the continuation of such quotation.  Except as set forth in Schedule 7.4 attached hereto and except for the securities to be issued pursuant to this Agreement, as of the date of this Agreement: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of any Credit Party, or contracts, commitments, understandings or arrangements by which any Credit Party is or may become bound to issue additional shares of capital stock of any Credit Party or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of any Credit Party; (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of the Borrower and its Subsidiaries, or by which the Borrower and its Subsidiaries is or may become bound; (iii) there are no financing statements filed with any Governmental Authority securing any obligations of the Borrower and its Subsidiaries, or filed in connection with any assets or properties of the Borrower and its Subsidiaries; (iii) there are no outstanding registration statements with respect to Borrower or any of its securities and there are no outstanding comment letters from the SEC, the Principal Trading Market, or any other Governmental Authority with respect to any securities of any Credit Party; (iv) there are no agreements or arrangements under which any Credit Party is obligated to register the sale of any of its securities under the Securities Act; (v) there are no financing statements filed with any Governmental Authority securing any obligations of any Credit Party, or filed in connection with any assets or properties of any Credit Party; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) there are no outstanding securities or instruments of any Credit Party which contain any redemption or similar provisions, and there are no contracts or agreements by which any Credit Party is or may become bound to redeem a security of any Credit Party (except pursuant to this Agreement).  Each Credit Party has furnished to the Lender true, complete and correct copies of, as applicable: (I) if a Credit Party is a corporation, such Credit Party’s certificate/articles of incorporation, as amended and as in effect on the date hereof and Credit Party’s bylaws, as in effect on the date hereof, and any other governing or organizational documents, as applicable; (II) if a Credit Party is a limited liability company, such Credit Party’s certificate of organization/formation and operating agreement, and any other governing or organizational documents, as applicable. Except for the documents delivered to Lender in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of each Credit Party.

7.5           No Conflicts; Consents and Approvals. Except as set forth on Schedule 7.5, the execution, delivery  and performance of this Agreement and the Loan Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Facility Fee Shares, will not: (i) constitute a violation of or conflict with the Articles of Incorporation, Bylaws or any other organizational or governing documents of the Credit Parties; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any Material Contract to which any Credit Party is a party or by which any of its or their material assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including United States federal and state securities laws and the rules and regulations of any market or exchange on which the Common Stock is quoted); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Lien, claim or encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, any Credit Party or any of their respective assets.  No Credit Party is in violation of its Articles of Incorporation, Bylaws or other organizational or governing documents, as applicable, and no Credit Party is in default or breach (and no event has occurred which with notice or lapse of time or both could put any Credit Party in default or breach) under, and no Credit Party has  taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any Material Contract to which any Credit Party is a party or by which any material property or assets of any Credit Party are bound or affected. No business of any Credit Party is being conducted, and shall not be conducted, in violation of any law, rule, ordinance or other regulation. Except as specifically contemplated by this Agreement, no Credit Party is required to obtain any consent or approval of, from, or with any Governmental Authority, or any other Person, in order for it to execute, deliver or perform any of its obligations under this Agreement or the Loan Documents in accordance with the terms hereof or thereof, or to issue the Facility Fee Shares in accordance with the terms hereof.  All consents and approvals which any Credit Party is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof.

7.6           Issuance of Securities. The Facility Fee Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and free from all liens, claims, charges, taxes, or other encumbrances with respect to the issue thereof, and will be issued in compliance with all applicable United States federal and state securities laws and the laws of any foreign jurisdiction applicable to the issuance thereof. Except as set forth in Schedule 7.6, any shares issuable upon conversion of the Revolving Note, in accordance with the terms of the Revolving Note, are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and free from all liens, claims, charges, taxes, or other encumbrances with respect to the issue thereof, and will be issued in compliance with all applicable United States federal and state securities laws applicable to the issuance thereof.  The issuance of the Facility Fee Shares and any shares issuable upon conversion of the Revolving Note is and will be exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; and (ii) the registration and/or qualification provisions of all applicable state and provincial securities and "blue sky" laws.

7.7           Compliance With Laws.  The nature and transaction of each Credit Party’s business and operations and the use of its properties and assets, including, but not limited to, the Collateral or any real estate owned, leased, or occupied by each Credit Party, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation or conflict would not result in a Material Adverse Effect.

7.8           Environmental Laws and Hazardous Substances.  Except to the extent that any of the following would not have a Material Adverse Effect (including financial reserves, insurance policies and cure periods relating to compliance with applicable laws and Permits) and are used in such amounts as are customary in the Ordinary Course of Business in compliance with all applicable Environmental Laws, each Credit Party represents and warrants to Lender that, to the knowledge of each Credit Party’s officers and directors: (i) no Credit Party has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of any Credit Party (whether or not owned by any Credit Party) in any manner which at any time violates any Environmental Law or any Permit, certificate, approval or similar authorization thereunder; (ii) the operations of each Credit Party comply in all material respects with all Environmental Laws and all Permits certificates, approvals and similar authorizations thereunder; (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or, to any Credit Party’s officers’ and directors’ knowledge, threatened against any Credit Party under any Environmental Law; and (iv) no Credit Party has liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

7.9           Collateral Representations.  No Person other than the Credit Parties, owns or has other rights in the Collateral, and the Collateral is free from any Lien of any kind, other than the Lien of Lender and Permitted Liens.

7.10         SEC Documents; Financial Statements. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). The Borrower is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis by the Borrower. The Borrower represents and warrants that true and complete copies of the SEC Documents are available on the SEC website (www.sec.gov) at no charge to Lender, and Lender acknowledges that it may retrieve all SEC Documents from such website and Lender’s access to such SEC Documents through such website shall constitute delivery of the SEC Documents to Lender; provided, however, that if Lender is unable to obtain any of such SEC Documents from such website at no charge, as result of such website not being available or any other reason beyond Lender’s control, then upon request from Lender, the Borrower shall deliver to Lender true and complete copies of such SEC Documents. None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof, which amendments or updates are also part of the SEC Documents).  As of their respective dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and any published rules and regulations of the SEC with respect thereto and properly disclose the indebtedness subject to the Subordination Agreement. All of the Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Borrower and all of its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  To the knowledge of Borrower and its officers, no other information provided by or on behalf of Borrower to the Lender which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

7.11         Absence of Certain Changes.  Since the date the last of the SEC Documents was filed with the SEC, none of the following have occurred:

(a)           There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or

(b)           Any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by any Credit Party other than in the Ordinary Course of Business.

7.12         Litigation and Taxes.  There is no proceeding pending, or to any Credit Party’s officers’ and directors’ knowledge, threatened, against any Credit Party or their respective officers, managers, members or shareholders, or against or affecting any of their respective assets.  In addition, there are no outstanding judgments, orders, writs, decrees or other similar matters or items against or affecting any Credit Party, their respective business or assets.  No Credit Party has received any material complaint from any Customer, supplier, vendor or employee other than as disclosed on Schedule 7.12. Each Credit Party has duly filed all applicable income or other tax returns and has paid all income or other taxes when due.  There is no proceeding, controversy or objection pending or threatened in respect of any tax returns of any Credit Party.

7.13         Event of Default.  No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the other Loan Documents, and neither Borrower nor its Subsidiaries is in default (without regard to grace or cure periods) under any Material Contract to which it is a party or by which any of their respective assets are bound.

7.14         ERISA Obligations.  To each Credit Party’s officers’ and directors’ knowledge, all Employee Plans of each Credit Party meet the minimum funding standards of Section 302 of ERISA, where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified.  No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies.  To each Credit Party’s officers’ and directors’ knowledge, each Credit Party has promptly paid and discharged all obligations and liabilities arising under the ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15         Adverse Circumstances. To the knowledge of the Credit Parties, no condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or to any Credit Party’s officers’ and directors’ knowledge, threatened litigation or proceeding or basis therefor) exists which: (i) could reasonably result adversely on the validity or priority of the Liens granted to Lender under the Loan Documents; (ii) would adversely affect the ability of any Credit Parties to perform its obligations under the Loan Documents; (iii) would constitute an Event of Default under any of the Loan Documents; (iv) would constitute such a default with the giving of notice or lapse of time or both; or (v) would constitute or give rise to a Material Adverse Effect.

7.16         Liabilities and Indebtedness of the Borrower.  No Credit Party has any Funded Indebtedness or any liabilities or obligations of any nature whatsoever, except: (i) as disclosed in the financial statements delivered to the Lender as of the date hereof; or (ii) liabilities and obligations incurred in the Ordinary Course of Business of any Credit Party since the date of the financial statements delivered to Lender as of the date hereof, which do not or would not, individually or in the aggregate, exceed Twenty Five Thousand and No/100 United States Dollars ($25,000.00) or otherwise have a Material Adverse Effect.

7.17         Real Estate.

(a)           Real Property Ownership.  Except for the Borrower Leases and as set forth on Schedule 7.17, the Credit Parties do not own any Real Property.

(b)           Real Property Leases.  Except for ordinary office leases (the “Borrower Leases”) and as set forth on Schedule 7.17, no Credit Party leases other Real Property.  With respect to the Borrower Leases: (i) each Credit Party has been in peaceful possession of the property leased thereunder and neither the Credit Parties nor the landlord is in default thereunder; (ii) no waiver, indulgence or postponement of any of the obligations thereunder has been granted by any Credit Party or landlord thereunder; and (iii) there exists no event, occurrence, condition or act known to any Credit Party which, upon notice or lapse of time or both, would be or could reasonably be expected to result in a default thereunder or which could result in the termination of the Borrower Leases, or any of them, or have a Material Adverse Effect.  No Credit Party has violated nor breached in any material respect any provision of any such Borrower Leases, and all obligations required to be performed by any Credit Party under any of such Borrower Leases have been fully, timely and properly performed in all material respects.  Each Credit Party has delivered to the Lender true, correct and complete copies of all Borrower Leases, including all modifications and amendments thereto, whether in writing or otherwise.  No Credit Party has received any written notice to the effect that any of the Borrower Leases will not be renewed at the termination of the term of such Borrower Leases, or that the Borrower Leases will be renewed only at materially higher rents.

7.18         Material Contracts.  An accurate, current and complete copy of each of the Material Contracts has been furnished to Lender, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof.  There are no outstanding offers, bids, proposals or quotations made by any Credit Party which, if accepted, would create a Material Contract with such Credit Party.  Each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof.  To the knowledge of each Credit Party and its officers and directors, all obligations required to be performed under the terms of each of the Material Contracts by any party thereto have been performed by all parties thereto in all material respects, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any material obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of any Credit Party.  Further, no Credit Party’s  officers and directors have received any notice, nor does any Credit Party’s officers and directors have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

7.19         Title to Assets. Except as set forth in Schedule 7.19, each Credit Party has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same other than Permitted Liens and Liens created under the Loan Documents.  Except as would not have a Material Adverse Effect, the assets and properties of each Credit Party are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

7.20         Intellectual Property. Each Credit Party owns or possesses adequate and legally enforceable  rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. No Credit Party’s officers and directors have any knowledge of any infringement by any Credit Party of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of each Credit Party’s officers and directors, there is no claim, demand or proceeding, or other demand of any nature being made or brought against, or to each Credit Party’s officers and directors knowledge, being threatened against, any Credit Party regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and no Credit Party is aware of any facts or circumstances which might reasonably give rise to any of the foregoing.

7.21         Labor and Employment Matters.  The Credit Parties are not involved in any labor dispute or, to the knowledge of the officers and directors of each Credit Party, is any such dispute threatened. To the knowledge of the Credit Parties and their officers and directors, none of the employees of the any Credit Party is a member of a union and the Credit Parties believe that its relations with its employees are good.  To the knowledge of the Credit Parties and their officers and directors, the Credit Parties have complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

7.22         Insurance.  The Credit Parties are covered by valid, outstanding and enforceable policies of insurance which were issued to it by reputable insurers of recognized financial responsibility, covering its properties, assets and business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as the Credit Parties are engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “Insurance Policies”).  Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid.  None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement.  Credit Parties have complied with the provisions of such Insurance Policies.  No Credit Party has been refused any insurance coverage sought or applied for and no Credit Party has any reason to believe that it will not be able to renew its existing Insurance Policies as and when such Insurance Policies expire or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of any Credit Party.

7.23         Permits.  The Credit Parties possess all Permits necessary to conduct its business, and no Credit Party has received any notice of, or is otherwise involved in, any proceedings relating to the revocation or modification of any such Permits.  All such Permits are valid and in full force and effect and each Credit Party is in compliance in all material respects with the respective requirements of all such Permits.

7.24         Lending Relationship.  Borrower acknowledges and agrees that the relationship hereby created with Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that Borrower has not relied, nor is relying on, any such fiduciary relationship in executing this Agreement and in consummating the Loans. Lender represents that it will receive the Revolving Note payable to its order as evidence of the Loans.

7.25         Compliance with Regulation U.  No portion of the proceeds of the Loans shall be used by Borrower, or any Affiliates of Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

7.26         Governmental Regulation.  Borrower is not, or after giving effect to any Loan, will not be, subject to regulation under the Public Utility Holding Borrower Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.27          Bank Accounts.  Schedule 7.27 sets forth, with respect to each account of each Credit Party with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any Person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other Persons authorized to withdraw funds from each such account.

7.28         Places of Business.  The principal place of business of each Credit Party is set forth on Schedule 7.28 and the Credit Parties shall promptly notify Lender of any change in such location.  The Credit Parties will not remove or permit the Collateral to be removed from such locations without the prior written consent of Lender, except for: (i) certain heavy equipment kept at third party sites when conducting business or maintenance; (ii) vehicles, containers and rolling stock; (iii) Inventory sold or leased in the Ordinary Course of Business; and (iv) temporary removal of Collateral to other locations for repair or maintenance as may be required from time to time in each instance in the Ordinary Course of Business of Borrower and as otherwise set forth herein.

7.29         Illegal Payments.  No Credit Party, nor any director, officer, member, manager,  agent, employee or other Person acting on behalf of any Credit Party has, in the course of his actions for, or on behalf of, any Credit Party, other than as disclosed on Schedule 7.29: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

7.30         Related Party Transactions.  Except for arm’s length transactions pursuant to which Borrower makes payments in the Ordinary Course of Business upon terms no less favorable than Borrower could obtain from third parties, none of the officers, directors, managers, or employees of Borrower, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of Borrower (each a “Material Shareholder”), is presently a party to any transaction with Borrower (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Material Shareholder or, to the best knowledge of Borrower’s officers and directors, any other Person in which any officer, director, or any such employee or Material Shareholder has a substantial or material interest in or of which any officer, director or employee of Borrower or Material Shareholder is an officer, director, trustee or partner.  There are no claims, demands, disputes or proceedings of any nature or kind between Borrower and any officer, director or employee of Borrower or any Material Shareholder, or between any of them, relating to Borrower.

7.31         Internal Accounting Controls.  Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

7.32         Brokerage Fees. Except as set forth on Schedule 7.32, there is no Person acting on behalf of Borrower who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

7.33         No General Solicitation.  Neither Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the Revolving Note, the Facility Fee Shares or the shares issuable upon conversion of the Revolving Note.

7.34         No Integrated Offering.  Neither Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Revolving Note, the Facility Fee Shares or any securities issuable upon conversion of the Revolving Note under the Securities Act or cause this offering of such securities to be integrated with prior offerings by Borrower for purposes of the Securities Act.

7.35         Private Placement.  No registration under the Securities Act or the laws, rules or regulation of any other Governmental Authority is required for the issuance of the Revolving Note, the Facility Fee Shares or the shares issuable upon conversion of the Revolving Note as contemplated hereby.

7.36         Complete Information.  This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to Lender in connection with or in furtherance of this Agreement by or on behalf of Borrower, taken as a whole, fully and fairly states the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

8.             NEGATIVE COVENANTS.  The following covenants in this Section 8 shall terminate at such time that (i) all outstanding principal under the Revolving Note or interest thereon are no longer outstanding, (ii) there are no longer any outstanding fees, costs or expenses owed to Lender under this Agreement, and (iii) Borrower no longer has the right to request additional Loans hereunder (the date all such conditions are satisfied, the “Covenant Release Date”)

8.1           Indebtedness.  The Credit Parties shall not, either directly or indirectly, create, assume, incur or have outstanding any Funded Indebtedness, or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a)           the Obligations;

(b)           endorsement for collection or deposit of any commercial paper secured in the Ordinary Course of Business;

(c)           obligations for taxes, assessments, municipal or other governmental charges; provided, the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of Lender;

(d)           obligations for accounts payable, other than for money borrowed, incurred in the Ordinary Course of Business; provided that, any management or similar fees payable by the Credit Parties shall be junior in right to the Loans made hereunder;

(e)           obligations existing on the date hereof which are disclosed on the financial statements referred to in Section 7.10 or that are otherwise set forth on Schedule 8.1;

(f)            unsecured intercompany Funded Indebtedness incurred in the Ordinary Course of Business;

(g)           Funded Indebtedness existing on the Closing Date and set forth in the Financial Statements, including any extensions or refinancings of the foregoing, which do not increase the principal amount of such Funded Indebtedness as of the date of such extension or refinancing; provided such Funded Indebtedness is subordinated to the Obligations owed to Lender pursuant to a subordination agreement, in form and content acceptable to Lender in its sole discretion, which shall include an indefinite standstill on remedies and payment blockage rights during any default;

(h)           Funded Indebtedness consisting of Capital Lease obligations or secured by Permitted Liens of the type described in clause (g) of the definition thereof not to exceed Two Hundred Fifty Thousand and No/100 United States Dollars (US$250,000.00) in the aggregate at any time;

(i)            Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder;

(j)            Contingent Liabilities incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(k)            Any Funded Indebtedness subject to the Subordination Agreement;

(l)             Purchase money indebtedness not to exceed $25,000; and

(m)           Contingent Liabilities arising under indemnity agreements to title insurers to cause such title insurers to issue to Lender title insurance policies.

8.2           Encumbrances.  The Credit Parties shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Credit Parties; whether owned at the Closing Date or hereafter acquired, except Permitted Liens or as otherwise authorized by Lender in writing.

8.3           Investments.  The Credit Parties shall not, either directly or indirectly, make or have outstanding any new investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, business, stock or other evidence of beneficial ownership of any other Person except following:

(a)            the stock or other ownership interests in a Subsidiary existing as of the Closing Date;

(b)            investments in direct obligations of the United States or any state in the United States;

(c)            trade credit extended by the Credit Parties in the Ordinary Course of Business;

(d)            investments in securities of Customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Customers;

(e)            investments existing on the Closing Date and set forth in the Financial Statements;

(f)            Contingent Liabilities permitted pursuant to Section 8.1; or

(g)           Capital Expenditures permitted under Section 8.5.

8.4            Transfer; Merger.  The Credit Parties shall not, either directly or indirectly, permit a Change in Control, merge, consolidate, sell, transfer, license, lease, encumber or otherwise dispose of all or any part of its property or business or all or any substantial part of its assets, or sell or discount (with or without recourse) any of its Notes (as defined in the UCC), Chattel Paper, Payment Intangibles or Accounts; provided, however, that the Credit Parties may:

(a)           sell or lease Inventory and Equipment in the Ordinary Course of Business;

(b)           upon not less than three (3) Business Days’ prior written notice to Lender, any Subsidiary of Borrower may merge with (so long as Borrower remains the surviving entity), or dissolve or liquidate into, or transfer its property to Borrower;

(c)           dispose of used, worn-out or surplus equipment in the Ordinary Course of Business;

(d)           discount or write-off overdue Accounts for collection in the Ordinary Course of Business;

(e)           enter into any such transaction so long as all Obligations owed hereunder are paid upon the closing of such transaction;

(f)            transfers of assets amongst Credit Parties;

(g)           bona-fide licenses of intellectual property rights to third parties in the ordinary course of business in good faith;

(h)           sell or otherwise dispose (including cancellation of Funded Indebtedness) of any Investment permitted under Section 8.3 in the Ordinary Course of Business; and

(i)            grant Permitted Liens.

8.5           Capital Expenditures.  Without Lender’s prior consent, the Credit Parties shall not, in the aggregate, make or incur obligations for any Capital Expenditures in any fiscal year in excess of Two Hundred Fifty Thousand Dollars ($250,000), excluding Capital Expenditures for the repair and maintenance of Credit Parties’ machinery, which such additional Capital Expenditures the Credit Parties are permitted to make or incur in any fiscal year an additional amount no greater than Two Hundred Fifty Thousand Dollars ($250,000).

8.6           Issuance of Stock.  The Credit Parties other than Borrower shall not, either directly or indirectly, issue or distribute any additional capital stock, membership interest or other securities of the Credit Parties without the prior written consent of Lender.  The Borrower shall not, either directly or indirectly, issue or distribute any additional capital stock or other securities without the prior written consent of the Lender to the extent that following such issuance or distribution, a Change in Control would be effected.

8.7           Distributions; Restricted Payments.  The Credit Parties shall not: (i) purchase or redeem any shares of its stock or membership interests or declare or pay any dividends or distributions, whether in cash or otherwise, set aside any funds for any such purpose or make any distribution to its shareholders, make any distribution of its property or assets or make any loans, advances or extensions of credit to, or investments in, any Persons, including, without limitation, such Borrower’s Affiliates, officers, partners or employees, without the prior written consent of Lender; (ii) make any payments of any Funded Indebtedness other than as permitted hereunder or regularly scheduled payments that do not violate the Subordination Agreement.

8.8           Use of Proceeds.  Neither the Credit Parties nor any of their Affiliates, shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of (i) purchasing any securities underwritten by any Affiliate of Lender, (ii) paying or repaying any debt owed to any third party, not in the ordinary course of business, with the exception of the repayment of $300,000.00 to Hillair and paying $500,000 to Nutra SA, LLC on the Closing Date, (iii) paying any taxes owed or to be owed by any Credit Party or (iv) paying or repaying any officer or director of any Credit Party.

8.9           Business Activities; Change of Legal Status and Organizational Documents.  The Credit Parties shall not: (i) engage in any line of business other than the businesses engaged in on the Closing Date and business reasonably related thereto; (ii) change its name, Organizational Identification Number, its type of organization, its jurisdictions of organization or other legal structure without first notifying and receiving the written approval of the Lender; or (iii) permit their Articles of Incorporation, Certificate of Organization, Bylaws, Operating Agreement or other organizational documents to be amended or modified in any way which could reasonably be expected to adversely affect the interests of Lender as a creditor.

8.10          Transactions with Affiliates.  The Credit Parties shall not enter into any transaction with any of their Affiliates, except in the Ordinary Course of Business and upon fair and reasonable terms that are no less favorable to the Credit Parties than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate of the Credit Parties.

8.11          Bank Accounts.  The Credit Parties shall not maintain any bank, deposit or credit card payment processing accounts with any financial institution, Payment Processing Companies, or any other Person, for the Credit Parties or any Affiliate of the Credit Parties, other than the Credit Parties’ respective accounts listed in the attached Schedule 7.27, and other than the Lock Box Account established pursuant to this Agreement.  Specifically, no Credit Party may change, modify, close or otherwise affect the Lock Box Account or any of the other accounts listed in Schedule 7.27, without Lender’s prior written approval, which approval may be withheld or conditioned in Lender’s sole and absolute discretion.

9.             AFFIRMATIVE COVENANTS. The following covenants in this Section 9 shall terminate on the Covenant Release Date:

9.1           Compliance with Regulatory Requirements.  Upon demand by Lender, Borrower shall reimburse Lender for Lender’s additional costs and/or reductions in the amount of principal or interest received or receivable by Lender if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any other authority having jurisdiction over Lender or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by Lender or impose on Lender any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to Lender of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by Lender with respect to such Loans.  Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans.

9.2           Corporate Existence.  Each Credit Party shall at all times preserve and maintain its: (i) existence and good standing in the jurisdiction of its organization; and (ii) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which each Credit Party are presently conducting.

9.3           Maintain Property.  The Credit Parties shall at all times maintain, preserve and keep its plants, properties and equipment, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time, as the Credit Parties deem appropriate in their reasonable judgment, make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained.  The Credit Parties shall permit Lender to examine and inspect such plant, properties and equipment, including, but not limited to, any Collateral, at all reasonable times upon reasonable notice during business hours.  During the continuance of any Event of Default, Lender shall, at Borrower’s expense, have the right to make additional inspections without providing reasonable advance notice.

9.4           Maintain Insurance.  The Credit Parties shall at all times insure and keep insured with insurance companies reasonably acceptable to Lender, all insurable property owned by the Credit Parties which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from environmental, fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers’, public and professional liability risks.  Prior to the date of the funding of any Loans under this Agreement, each Credit Party shall deliver to Lender a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.  All such policies of insurance must be satisfactory to Lender in relation to the amount and term of the Obligations and type and value of the Collateral and assets of the Credit Parties, shall identify Lender, as of a date no later than thirty (30) days after the Closing Date, as sole/lender’s loss payee and as an additional insured.  In the event the Credit Parties fail to provide Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or default by the Credit Parties hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto, which Lender deems advisable.  This insurance coverage: (i) may, but need not, protect the Borrower’s and its Subsidiaries’ interest in such property, including, but not limited to, the Collateral; and (ii) may not pay any claim made against, the Credit Parties in connection with such property, including, but not limited to, the Collateral.  The Credit Parties may later cancel any such insurance purchased by Lender, but only after providing Lender with evidence that the insurance coverage required by this Section is in force.  The costs of such insurance obtained by Lender, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Credit Parties to Lender, together with interest at the Default Rate on such amounts until repaid and any other charges by Lender in connection with the placement of such insurance.  The costs of such insurance, which may be greater than the cost of insurance which Borrower may be able to obtain on their own, together with interest thereon at the Default Rate and any other charges by Lender in connection with the placement of such insurance may be added to the total Obligations due and owing to the extent not paid by the Credit Parties.

9.5           Tax Liabilities.

(a)           The Credit Parties shall at all times pay and discharge all property, income and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Credit Parties or any of their properties, Equipment or Inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained.

(b)           The Credit Parties shall be solely responsible for the payment of any and all documentary stamps and other taxes in connection with the execution of the Loan Documents.

9.6           ERISA Liabilities; Employee Plans.  The Credit Parties shall: (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify Lender immediately upon receipt by the Credit Parties of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

9.7           Financial Statements.  Borrower shall at all times maintain a system of accounting capable of producing its individual and consolidated financial statements in compliance with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure, are subject to normal year-end adjustments and need not be consolidated), and shall furnish to Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of the Credit Parties as Lender may from time to time request or require, including, but not limited to:

(a)            If the Revolving Loan Maturity Date is extended beyond the original term, as soon as available, and in any event, within ninety (90) days after the close of each fiscal year, a copy of the annual audited financial statements of Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, in reasonable detail, prepared and reviewed by an independent certified public accountant reasonably acceptable to Lender;

(b)           as soon as available, and in any event, within sixty (60) days after the close of each fiscal quarter, a copy of the quarterly financial statements of Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, in reasonable detail, prepared and certified as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidies as of the dates and for the periods presented by the President or Chief Financial Officer of Borrower on behalf of the Borrower;

(c)           as soon as available, and in any event, within thirty (30) days following the end of each calendar month, a copy of the financial statements of Borrower regarding such month, including balance sheet, statement of income and retained earnings, statement of cash flows for the month then ended, in reasonable detail, prepared and certified as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of the dates and for the periods presented by the President or Chief Financial Officer of Borrower on behalf of Borrower;

(d)           within five (5) days of receipt by any Credit Party, a copy of any and all bank statements of such Credit Party for the month then ended;

(e)           as soon as available, and in any event, within thirty (30) days following the end of each calendar month, a copy of a variance report which shall compare the intended use of the loan proceeds submitted at Closing pursuant to Section 3.3(e) with the actual use of the loan proceeds set forth on the report delivered to the Lender as of the date hereof, including explanations for variances over or under ten percent (10%), in reasonable detail, prepared and certified as accurate in all material respects by the President or Chief Financial Officer of Borrower; and

(f)            as soon as available each month, an updated business plan for the 2013-2016 time period and a performance metrics report including, but not limited to, (1) updated financial information, (2) evidence that new contracts are being executed, (3) copies of signed contracts and (4) copies of new invoices, each certified by the Chief Executive Officer of the Borrower and each to the satisfaction of the Lender in its sole discretion.

No change with respect to such accounting principles shall be made by Borrower without giving prior notification to Lender unless such change is required by GAAP. The Borrower represents and warrants to Lender that the financial statements delivered to Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter will fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of the dates and for the periods presented.. Lender shall have the right at all times (and on reasonable notice so long as there then does not exist any Event of Default) during business hours to inspect the books and records of Borrower and make extracts therefrom.  Borrower shall at all times comply with all reporting requirements of the SEC to the extent applicable.

The Borrower agrees to advise Lender immediately, in writing, of the occurrence of any Material Adverse Effect, or the occurrence of any event, circumstance or other happening that could be reasonably expected to lead to or become a Material Adverse Effect.

In addition to any remedies which may be available hereunder, upon each occurrence of Borrower’s failure to timely comply with the reporting requirements contained in this Section, to the extent that the Facility Fee Shares have not yet been redeemed or sold by the Lender (including any additional Facility Fee Shares to be delivered hereunder) for an amount equal to the Share Value, Borrower agrees to redeem in cash a portion of the Facility Fee Shares equal to eight and thirty-three one hundredths of one percent (8.33%) of the Share Value remaining unpaid to Lender.

9.8           Supplemental Financial Statements. Borrower shall promptly upon receipt thereof, provide to Lender copies of interim and supplemental reports if any, submitted to Borrower by independent accountants in connection with any interim audit or review of the books of Borrower.

9.9           Aged Accounts/Payables Schedules.  The Credit Parties shall within twenty (20) days after the end of each calendar month, deliver to Lender an aged schedule of the Accounts of the Credit Parties, listing the name and amount due from each Customer and showing the aggregate amounts due from: (i) 0-30 days; (ii) 31-60 days; (iii) 61-90 days; (iv) 91-120 days; and (v) more than 120 days, and certified as accurate by an officer of the Credit Parties. The Credit Parties shall within twenty (20) days after the end of each calendar month, deliver to Lender an aged schedule of the accounts payable of the Credit Parties, listing the name and amount due to each creditor and showing the aggregate amounts due from: (v) 0-30 days; (w) 31-60 days; (x) 61-90 days;  (y) 91-120 days; and (z) more than 120 days, and certified as accurate by an officer of the Credit Parties on behalf of the Credit Parties.

9.10         Field Audits. The Credit Parties shall allow Lender, at Borrower’s sole expense (no more than four (4) times a year at One Thousand and No/100 United States Dollars (US$1,000.00) per visit or audit, so long as no Event of Default has occurred and is continuing), to conduct a field examination of the assets and records of the Borrower and its Subsidiaries. The foregoing notwithstanding, (i) from and after the occurrence and during the continuation of an Event of Default or any event which with notice, lapse of time or both would become an Event of Default, or (ii) in the event that the Borrower’s cash flow indicates more than a fifteen percent (15%) reduction from the previous month pursuant to the monthly financial statements, Lender may conduct field examinations in its sole discretion and the reasonable costs associated therewith shall be at the sole expense of Borrower.

9.11         Security Interest Confirmation Fee.  Provided that any amounts remain outstanding under the Agreement or the Revolving Note, on the Closing Date and April 1 of each calendar year while such amounts remain outstanding, Borrower shall pay Lender a fee of One Thousand Two Hundred Fifty and No/100 United States Dollars (US$1,250.00) per year for Lender to conduct annual confirmations of its respective security interests in the Collateral.

9.12         Negative EBIDTA Notice and Other Reports. Borrower shall provide prompt written notice to Lender if the Borrower fails to comply with Sections 10.1 and 10.2 herein.  In addition, Borrower shall within such period of time as Lender may reasonably specify, deliver to Lender such other schedules and reports as Lender may reasonably require.

9.13         Collateral Records. The Credit Parties shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Lender’s Lien in the Collateral including, without limitation, placing a legend, in form and content reasonably acceptable to Lender, on all Chattel Paper created by each Credit Parties indicating that Lender has a Lien in such Chattel Paper.

9.14         Notice of Proceedings. The Credit Parties shall, promptly, but not more than five (5) days after knowledge thereof shall have come to the attention of any officer or director of the Credit Parties, give written notice to Lender of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may reasonably result in a Material Adverse Effect.

9.15         Notice of Default.  The Credit Parties shall, promptly, but not more than five (5) days after the Credit Parties have knowledge thereof, give notice to Lender in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

9.16         Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Credit Parties or Affiliate, the Credit Parties shall cause the prompt containment and/or removal of such Hazardous Substances and the remediation and/or operation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, Credit Parties shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Credit Parties of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Credit Parties shall dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

9.17         Subsidiaries.  Any Subsidiary which is formed or acquired or otherwise becomes a Subsidiary of the Credit Parties following the date hereof, within ten (10) Business Days of such event, shall become an additional Credit Party hereto, and the Credit Parties shall take any and all actions necessary or advisable to cause said Subsidiary to execute a counterpart to this Agreement and any and all other documents which the Lender shall require, including, but not limited to, causing such party to execute those documents contained in Section 3.4 hereof.

9.18         Reporting Status; Listing. Borrower shall: (i) file in a timely manner all reports required to be filed under Principal Trading Market; (ii) if required by the rules and regulations of the Principal Trading Market, promptly secure the listing of the Facility Fee Shares and any other shares of the Borrower's Common Stock issuable to Lender under any Loan Documents upon the Principal Trading Market (subject to official notice of issuance) and, take all reasonable action under its control to maintain the continued listing, quotation and trading of its Common Stock on the Principal Trading Market, and the Borrower shall comply in all respects with the Borrower's reporting, filing and other obligations under the bylaws or rules of the Principal Trading Market and Governmental Authorities, as applicable. The Borrower shall promptly provide to Lender copies of any notices it receives from the SEC or any Principal Trading Market, to the extent any such notices could be reasonably expected to result in a Material Adverse Effect.

9.19         Rule 144.  With a view to making available to Lender the benefits of Rule 144 under the Securities Act (“Rule 144”), or any similar rule or regulation of the SEC that may at any time permit Lender to sell the Facility Fee Shares or other shares of Common Stock issuable to Lender under any Loan Documents to the public without registration, the Borrower represents and warrants that: (i) Borrower is not an issuer defined as a “Shell Company” (as hereinafter defined); and (ii) if Borrower has, at any time, been an issuer defined as a “Shell Company,” Borrower has not been an issuer defined as a Shell Company for at least six (6) months prior to the Closing Date.  For the purposes hereof, the term “Shell Company” shall mean an issuer that meets the description defined under Rule 144.  In addition, so long as Lender owns, legally or beneficially, any securities of Borrower, Borrower shall, at its sole expense:

(a)           Make, keep and ensure that adequate current public information with respect to Borrower, as required in accordance with Rule 144, is publicly available;

(b)           furnish to the Lender, promptly upon reasonable request: (A) a written statement by Borrower that it has complied with the reporting requirements of Rule 144; and (b) such other information as may be reasonably requested by Lender to permit the Lender to sell any of the Facility Fee Shares or other shares of Common Stock acquired hereunder or under the Revolving Note pursuant to Rule 144 without limitation or restriction; and

(c)           promptly at the request of Lender, give Borrower’s transfer agent (the “Transfer Agent”) instructions to the effect that, upon the Transfer Agent’s receipt (i) from Lender of a certificate (a “Rule 144 Certificate”) certifying that (A) Lender’s holding period (as determined in accordance with the provisions of Rule 144) for any portion of the Facility Fee Shares or shares of Common Stock issuable upon conversion of the Revolving Note which Lender proposes to sell (or any portion of such shares which Lender is not presently selling, but for which Lender desires to remove any restrictive legends applicable thereto) (the “Securities  Being Sold”) is not less than the required holding period pursuant to Rule 144 and (B) Lender is not an “affiliate” of Borrower within the meaning of Rule 144, (ii) certificate representing any outstanding shares of Common Stock, and (iii) of the "Rule 144 Opinion" (as hereinafter defined) from Borrower or its counsel (or from Lender and its counsel as permitted below), the Transfer Agent is to effect the transfer (or issuance of a new certificate without restrictive legends, if applicable) of the Securities Being Sold and issue to Lender or transferee(s) thereof one or more stock certificates representing the transferred (or re-issued) Securities Being Sold without any restrictive legend and without recording any restrictions on the transferability of such shares on the Transfer Agent's books and records.  In this regard, upon Lender’s request following Borrower’s receipt of a copy of the Rule 144 Certificate, Borrower shall have an affirmative obligation to cause its counsel to promptly issue to the Transfer Agent a legal opinion providing that, based on the Rule 144 Certificate, the Securities Being Sold may be sold pursuant to the provisions of Rule 144, even in the absence of an effective registration statement, or re-issued without any restrictive legends pursuant to the provisions of Rule 144, even in the absence of an effective registration statement (the “Rule 144 Opinion”). If the Transfer Agent requires any additional documentation in connection with such proposed transfer (or re-issuance) by Lender of any Securities Being Sold, Borrower shall promptly deliver or cause to be delivered to the Transfer Agent or to any other Person, all such additional documentation as may be necessary to effectuate the transfer (or re-issuance) of the Securities Being Sold and the issuance of an unlegended certificate to any such Lender or any transferee thereof, all at Borrower’s expense.  Any and all fees, charges or expenses, including, without limitation, attorneys’ fees and costs, incurred by Lender in connection with such issuance of any such shares, or the removal of any restrictive legends thereon, or the transfer of any such shares to any assignee of Lender, shall be paid by Borrower, and if not paid by Borrower, the Lender may, but shall not be required to, pay any such fees, charges or expenses, and the amount thereof, together with interest thereon at the highest non-usurious rate permitted by law, from the date of outlay, until paid in full, shall be due and payable by Borrower to Lender immediately upon demand therefor, and all such amounts advanced by the Lender shall be additional Obligations due under this Agreement and the Revolving Note and secured under the Loan Documents.

10.           FINANCIAL COVENANTS. The following covenants shall terminate on the Covenant Release Date.

10.1           Positive EBITDA.  Commencing with the second fiscal quarter of 2014, Borrower shall at all times cause a positive EBITDA to be maintained.

10.2           Revenue Covenant.  For each calendar quarter while this Agreement remains in effect, Borrower shall have sales revenues that are not less than seventy-five percent (75%) of the sales revenues shown on the most recent of the Financial Statements.

10.3           Loan to Value Ratio.  At all times, the ratio of the Revolving Loan Commitment to the value of the Collateral, such value to be based on the financial information and documentation delivered by the Borrower to the Lender from time to time and to be determined by the Lender in its sole discretion, shall be no more than 1.00 to 2.00.

11.           EVENTS OF DEFAULT.

Borrower shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”):

11.1         Nonpayment of Obligations. Any regularly scheduled payment of principal or interest on the Revolving Note is not paid within five (5) days after such amount is due and payable.

11.2         Misrepresentation.  Any material written warranty, representation, certificate or statement of any Credit Party in this Agreement, the Loan Documents or any other agreement with Lender shall be false or misleading in any material respect when made.

11.3         Nonperformance.  Any failure by a Credit Party to perform or default in the performance of, in any material respect, any covenant or agreement contained in this Agreement (not otherwise addressed in this Article 11) , except, in the case of a breach of a covenant or agreement that is curable, only if such breach remains uncured for a period of ten (10) days.

11.4         Default under Loan Documents.  Any failure by a Credit Party to perform or default in the performance, in all material respects, by a Credit Party that continues after applicable grace and cure periods under any covenant or agreement contained in any of the other Loan Documents or any other agreement with Lender, all of which covenants, conditions and agreements are hereby incorporated in this Agreement by express reference.

11.5         Default under Other Obligations.  Any default by Borrower in the payment of principal, interest or any other sum for any other obligation beyond any period of grace provided with respect thereto or in the performance of any, other term, condition or covenant contained in any agreement (including, but not limited to, any capital or operating lease or any agreement in connection with the deferred purchase price of property), resulting in the holder of such obligation (or the other party to such other agreement) causing such obligation to become due prior to its stated maturity or to otherwise modify or adversely affect such obligation or agreement in a manner that could have a Material Adverse Effect on Borrower.

11.6         Assignment for Creditors.  Any Credit Party makes an assignment for the benefit of creditors; or if a trustee of any substantial part of the assets of such Credit Party is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against such Credit Party, such Credit Party, by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment.

11.7         Bankruptcy.  Any proceeding involving a Credit Party, is commenced by or against a Credit Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against a Credit Party: (i) the Credit Party, by any action or failure to act, indicates its approval of, consent to or acquiescence therein; or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the entry thereof.

11.8         Judgments.  The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against the property of a Credit Party for an amount in excess of Fifty Thousand and No/100 United States Dollars (US$50,000.00) and which is not fully covered by insurance and such judgment or other process that would have a Material Adverse Effect on the ability of the Credit Party to perform under this Agreement or under Loan Documents, unless such judgment or other process shall have been, within sixty (60) days from the entry thereof: (i) bonded over to the satisfaction of Lender and appealed; (ii) vacated; or (iii) discharged.

11.9         Material Adverse Effect.  A Material Adverse Effect shall occur.

11.10       Change in Control.  Except as permitted under this Agreement, any Change in Control shall occur; provided, however, a Change in Control shall not constitute an Event of Default if: (i) it arises out of an event or circumstance beyond the reasonable control of Borrower (for example, but not by way of limitation, a transfer of ownership interest due to death or incapacity); and (ii) within sixty (60) days after such Change in Control, Borrower provides Lender with information concerning the identity and qualifications of the individual or individuals who will be in Control, and such individual or individuals shall be acceptable to Lender, in Lender’s sole discretion.

11.11       Collateral Impairment.  The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof: (i) bonded over to the satisfaction of Lender and appealed; (ii) vacated; or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the Collateral under any security agreement securing any of the Obligations, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of Lender acting in good faith, to become unsatisfactory as to value or character, or which causes Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence.  The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Credit Parties to do any act reasonably necessary to preserve and maintain the value and collectability of the Collateral.

11.12       Adverse Change in Financial Condition. The determination in good faith by the Lender that a material adverse change has occurred in the financial condition or operations of any Credit Party, or the Collateral, which change could have a Material Adverse Effect on the prospect for the Borrower to fully and punctually realize the full benefits conferred on Lender by this Agreement, or the prospect of repayment of all Obligations.

11.13       Adverse Change in Value of Collateral. The determination in good faith by the Lender that the security for the Obligations is or has become inadequate.

11.14       Prospect of Payment or Performance. The determination in good faith by Lender that the prospect for payment or performance of any of the Obligations is impaired for any reason.

12.           REMEDIES.

Upon the occurrence and during the continuance of an Event of Default, Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, Lender may, at its option, upon the occurrence and during the continuance of an Event of Default, declare its commitments to Borrower to be terminated and all Obligations to be immediately due and payable; provided, however, that upon the occurrence of an Event of Default under either Section 11.6, “Assignment for Creditors”, or Section 11.7, “Bankruptcy”, all commitments of Lender to Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of Lender.  The Credit Parties hereby waive any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consent to, and waive notice of release, with or without consideration, of the Credit Parties or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.

No Event of Default shall be waived by Lender, except and unless such waiver is in writing and signed by Lender.  No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of Lender to exercise any remedy available to Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  Each Credit Party agrees that in the event that a Credit Party fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement, the Revolving Note, and other Loan Documents, or any other agreements with Lender, no remedy of law will provide adequate relief to Lender, and further agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF LENDER:

Lender represents and warrants to Credit Parties that:

13.1         Organization; Authority. Lender is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Loan Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

13.2         No Public Sale or Distribution. Lender is and will acquire each Revolving Note and any shares of Borrower’s capital stock issued or issuable under the Loan Documents (“Borrower Securities”) for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.  Lender does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Borrower Securities.

13.3         Lender Status. At the time Lender was offered the Borrower Securities, it met, and as of the date hereof it meets, the definition of “accredited investor” as defined in Rule 501 promulgated under the Securities Act. Lender is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

13.4         Reliance on Exemptions. Lender understands that the Borrower Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Borrower is relying in part upon the truth and accuracy of, and Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Lender set forth herein in order to determine the availability of such exemptions and the eligibility of Lender to acquire the Borrower Securities.

13.5          Information. Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Borrower and materials relating to the offer and sale of the Borrower Securities which have been requested by Lender.  Lender and its advisors, if any, have been afforded the opportunity to ask questions of Borrower.  Neither such inquiries nor any other due diligence investigations conducted by Lender or its advisors, if any, or its representatives shall modify, amend or affect Lender’s right to rely on Borrower’s representations and warranties contained herein or any representations and warranties contained in any other Loan Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby. Lender understands that its investment in the Borrower Securities involves a high degree of risk. Lender has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Borrower Securities.

13.6         No Governmental Review.  Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Borrower Securities or the fairness or suitability of the investment in the Borrower Securities nor have such authorities passed upon or endorsed the merits of the offering of the Borrower Securities.

13.6         Transfer or Resale. Lender understands that the Borrower Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Lender shall have delivered to Borrower (or Borrower’s counsel has delivered to Borrower) an opinion of counsel to Lender, in a form reasonably acceptable to Borrower, to the effect that such Borrower Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Lender provides Borrower with reasonable assurance that such Borrower Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act; (ii) any sale of the Borrower Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Borrower Securities under circumstances in which the seller (or the Person (as defined below) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither Borrower nor any other Person is under any obligation to register the Borrower Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

13.8         Validity; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of Lender and constitutes the legal, valid and binding obligations of Lender enforceable against Lender in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

13.9         No Conflicts.  The execution, delivery and performance by Lender of this Agreement and the other Loan Documents to which Lender is a party and the consummation by Lender of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Lender or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Lender is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment  or decree (including federal and state securities laws) applicable to Lender.

13.10       Residency. Lender is a resident of that jurisdiction specified in the preamble to this Agreement.

13.11       Certain Trading Activities.  Lender does not as of the date hereof, and will not immediately following the Closing, beneficially own 10% or more of Borrower’s issued and outstanding shares of Common Stock (calculated as determined under Section 13D of the Securities Exchange Act of 1934).

13.12       General Solicitation. Lender is not purchasing the Borrower Securities as a result of any advertisement, article, notice or other communication regarding the Borrower Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

13.13       Legends. Lender understands that the certificates or other instruments representing the Borrower Securities have been and will be issued pursuant to an exemption from registration or qualification under the Securities Act and applicable state securities laws and, during any time that the resale of the Borrower Securities consisting of Borrower capital stock are not registered under the Securities Act or are not eligible for sale pursuant to Rule 144, the stock certificates representing such Borrower Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

14.           MISCELLANEOUS.

14.1 Obligations Absolute.  None of the following shall affect the Obligations of the Credit Parties to Lender under this Agreement or Lender’s rights with respect to the Collateral:

(a)           acceptance or retention by Lender of other property or any interest in property as security for the Obligations;

(b)           release by Lender of all or any part of the Collateral or of any party liable with respect to the Obligations (other than Borrower);

(c)           release, extension, renewal, modification or substitution by Lender of the Revolving Note, or any note evidencing any of the Obligations; or

(d)           failure of Lender to resort to any other security or to pursue the Credit Parties or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

14.2         Entire Agreement.  This Agreement and the other Loan Documents: (i) are valid, binding and enforceable against the Credit Parties and Lender in accordance with its provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties; and (iii) are the final expression of the intentions of the Credit Parties and Lender.  No promises, either expressed or implied, exist between the Credit Parties and Lender, unless contained herein or in the Loan Documents.  This Agreement and the Loan Documents supersede all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

14.3         Amendments; Waivers.  No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Credit Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only for the specific purpose for which given.

14.4         WAIVER OF DEFENSES. THE CREDIT PARTIES WAIVE EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE CREDIT PARTIES MAY HAVE AS OF THE DATE HEREOF TO ANY ACTION BY LENDER IN ENFORCING THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  THE CREDIT PARTIES WAIVE ANY IMPLIED COVENANT OF GOOD FAITH AND RATIFY AND CONFIRM WHATEVER LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AS OF THE DATE OF THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

14.5         WAIVER OF JURY TRIAL. LENDER AND EACH OF THE CREDIT PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING NOTES, ANY LOAN DOCUMENT OR ANY OF THE OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH LENDER AND THE CREDIT PARTIES ARE ADVERSE PARTIES.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWER.

14.6         MANDATORY FORUM SELECTION.  ANY DISPUTE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH THE AGREEMENT OR RELATED TO ANY MATTER WHICH IS THE SUBJECT OF OR INCIDENTAL TO THE AGREEMENT (WHETHER OR NOT SUCH CLAIM IS BASED UPON BREACH OF CONTRACT OR TORT) SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN BROWARD COUNTY, FLORIDA.  THIS PROVISION IS INTENDED TO BE A “MANDATORY” FORUM SELECTION CLAUSE AND GOVERNED BY AND INTERPRETED CONSISTENT WITH FLORIDA LAW.

14.7         Assignability. Subject to compliance with Section 13, Lender may at any time following written notice to Borrower assign Lender’s rights in this Agreement, the Revolving Note, any Loan Document, the Obligations, or any part thereof and transfer Lender’s rights in any or all of the Collateral, and Lender thereafter shall be relieved from all liability with respect to such Collateral.  In addition, subject to compliance with Section 13 hereof, Lender may at any time sell one or more participations in the Loans following delivery of notice to Borrower. The Credit Parties may not sell or assign this Agreement, any Loan Document or any other agreement with Lender, or any portion thereof, either voluntarily or by operation of law, nor delegate any of its duties of obligations hereunder or thereunder, without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.  This Agreement shall be binding upon Lender and the Credit Parties and their respective legal representatives, successors and permitted assigns.  All references herein to Borrower, Guarantors or Credit Party shall be deemed to include any successors, whether immediate or remote.  In the case of a joint venture or partnership, the term “Borrower”, “Guarantors” or “Credit Party” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

14.8         Confidentiality. Each of the parties hereto shall keep confidential any information obtained from the other party (except information publicly available or in such party’s domain prior to disclosure of such information from the other party hereto, and except as required by applicable laws and requests of the SEC or FINRA) and shall promptly return to the other party all schedules, documents, instruments, work papers and other written information without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herewith.

14.9         Publicity.  Lender shall have the right to approve, before issuance, any press release or any other public statement with respect to the transactions contemplated hereby; provided, however, that Borrower shall be entitled, without the prior approval of Lender, to issue any press release or other public disclosure with respect to such transactions required under applicable securities or other laws or regulations.  Notwithstanding the foregoing, Borrower shall use their best efforts to consult Lender in connection with any such press release or other public disclosure prior to its release that is not a filing made by Borrower with the SEC that relates to the Loans.

14.10       Binding Effect.  This Agreement shall become effective upon execution by Borrower, the Guarantors and Lender.

14.11       Governing Law.  Except in the case of the Mandatory Forum Selection clause set forth in Section 14.6 hereof, this Agreement, the Loan Documents and the Note shall be shall be construed and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflicts of laws.

14.12       Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14.13       Survival of Borrower's Representations.  All covenants, agreements, representations and warranties made by the Credit Parties herein shall, notwithstanding any investigation by Lender, be relied upon by Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Revolving Note and the Facility Fee Shares. Lender, in extending financial accommodations to Borrower, is expressly acting and relying on the aforesaid representations and warranties.

14.14       Extensions of Lender's Commitment and the Revolving Note.  This Agreement shall secure and govern the terms of any extensions or renewals of Lender's commitment hereunder and the Revolving Note pursuant to the execution of any modification, extension or renewal note executed by Borrower and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

14.15       Time of Essence.  Time is of the essence in making payments of all amounts due Lender under this Agreement and in the performance and observance by the Credit Parties of each covenant, agreement, provision and term of this Agreement.

14.16       Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

14.17       Electronic Signatures. Lender is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to Lender by facsimile, telegraphic or other electronic transmission (each, a “Communication”) which Lender in good faith believes has been signed by the Chief Executive Officer or the Chief Financial Officer of Borrower and has been delivered to Lender by the same, whether or not that is in fact the case.  Notwithstanding the foregoing, Lender shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to Lender in lieu of, or in addition to, any such Communication.

14.18       Notices.  Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and in each case properly addressed to the party to receive the same in accordance with the information below, and will be deemed to have been delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a Business Day.  Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following Business Day.  Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Agreement may be sent by facsimile, e-mail, or other electronic or physical method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation) that the notice has been received by the other party.  The addresses and facsimile numbers for such communications shall be as set forth below, unless such address or information is changed by a notice conforming to the requirements hereof.  No notice to or demand on the Credit Parties in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances:

If to the Credit Parties: With a copy to: (which shall not constitute notice) If to Lender:
6720 North Scottsdale Road, Suite 390 Scottsdale, AZ 85253
Attention: W. John Short
Facsimile: (480) 315-8275

Weintraub Tobin Chediak Coleman Grodin
400 Capitol Mall, 11th Floor
Sacramento, CA 95814
Attention: Chris Chediak, Esq.
Facsimile: (916) 446-1611

TCA Global Credit Master Fund, LP
1404 Rodman Street Hollywood, FL 33020 Attention: Robert Press
Facsimile: (786) 323-1651

With a copy to: (which shall not constitute notice)	Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Attention: Seth A. Brookman, Esq. Facsimile: (732) 395-4401

14.19       Indemnification.  Each Credit Party agrees to defend, protect, indemnify and hold harmless Lender and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each, a “Lender Indemnitee” and collectively, the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Lender Indemnitee thereto), which may be imposed on, incurred by, or asserted against, any Lender Indemnitee (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of Lender’s rights and remedies under this Agreement, the Loan Documents, the Revolving Note, any other instruments and documents delivered hereunder, or under any other agreement between any Credit Party and Lender; provided, however, that the Credit Parties shall not have any obligations hereunder to any Lender Indemnitee with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Lender Indemnitee or the breach of any of the Loan Documents or applicable law by such Lender Indemnitee.  To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Credit Parties shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Lender Indemnitee on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Lender Indemnitee until paid by Borrower, be added to the Obligations of the Credit Parties and be secured by the Collateral.  The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

14.20       Release.  In consideration of the mutual promises and covenants made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Credit Parties hereby agree to fully, finally and forever release and forever discharge and covenant not to sue Lender, and/or and its parent companies, subsidiaries, affiliates, divisions, and their respective attorneys, officers, directors, agents, shareholders, members, employees, predecessors, successors, assigns, personal representatives, partners, heirs and executors from any and all debts, fees, attorneys’ fees, liens, costs, expenses, damages, sums of money, accounts, bonds, bills, covenants, promises, judgments, charges, demands, claims, causes of action, suits, liabilities, expenses, obligations or contracts of any kind whatsoever, whether in law or in equity, whether asserted or unasserted, whether known or unknown, fixed or contingent, under statute or otherwise, from the beginning of time through the Closing Date, including, without  limiting the generality of the foregoing, any and all claims relating to or arising out of any financing transactions, credit facilities, debentures, security agreements, and other agreements including, without limitation, each of the Loan Documents, entered into by the Credit Parties with Lender and any and all claims that the Credit Parties does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect their decision to enter into this Agreement or the related Loan Documents.

14.21       Interpretation.  If any provision in this Agreement requires judicial or similar interpretation, the judicial or other such body interpreting or construing such provision shall not apply the assumption that the terms hereof shall be more strictly construed against one party because of the rule that an instrument must be construed more strictly against the party which itself or through its agents prepared the same.  The parties hereby agree that all parties and their agents have participated in the preparation hereof equally.

14.22       Compliance with Federal Law.  The Credit Parties shall: (i) ensure that no Person who owns a controlling interest in or otherwise controls a Credit Party is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, included in any Executive Orders or any other similar lists from any government, foreign or national; (ii) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, or any other similar national or foreign governmental regulations; and (iii) comply, and cause each of such Credit Party’s Subsidiaries to comply, with all applicable Lender Secrecy Act (“BSA”) laws and regulations, as amended.  As required by federal law and Lender’s policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts or establishing or continuing to provide services.

14.23       Non-U.S. Status. THE LENDER IS A NON-U.S. PERSON AS THAT TERM IS DEFINED IN THE UNITED STATES INTERNAL REVENUE CODE. IT IS HEREBY AGREED AND UNDERSTOOD THAT THE OBLIGATIONS HEREUNDER MAY BE SOLD OR RESOLD ONLY TO NON-U.S. PERSONS. THE INTEREST PAYABLE HEREUNDER IS PAYABLE ONLY OUTSIDE THE UNITED STATES. ANY U.S. PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAW.

[ signature page follows ]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Credit Agreement as of the date first above written.

BORROWER:

RICEBRAN TECHNOLOGIES

By:	/s/ W. John Short
Name:	W. John Short
Title:	Chief Executive Officer

LENDER:

TCA GLOBAL CREDIT MASTER FUND, LP

By:	TCA Global Credit Fund GP, Ltd.
Its:	General Partner

By:	/s/
Name:
Title:

[signature page 1 to Credit Agreement]

CONSENT AND AGREEMENT

The undersigned, referred to in the foregoing senior secured revolving credit facility agreement as a guarantor, hereby consents and agrees to said senior secured revolving credit facility agreement and to the payment of the amounts contemplated therein, documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by it pursuant to or in connection with said senior secured revolving credit facility agreement to the same extent as if the undersigned were a party to said senior secured revolving credit facility agreement.

GUARANTOR:

NUTRACEA, LLC

By: /s/ W. John Short
Name: W. John Short
Title: President

SRB-IP, LLC

By: /s/ W. John Short
Name: W. John Short
Title: President

SRB-MERM, LLC

By: /s/ W. John Short
Name: W. John Short
Title: President

SRB-LC, LLC

By: /s/ W. John Short
Name: W. John Short
Title: President

 [signature page 2 to Credit Agreement]

SRB-MT, LLC

By: /s/ W. John Short
Name: W. John Short
Title: President

SRB-WS, LLC

By: /s/ W. John Short
Name: W. John Short
Title: President

RICEX COMPANY

By: /s/ W. John Short
Name: W. John Short
Title: President

RICE SCIENCE LLC

By: /s/ W. John Short
Name: W. John Short
Title: President

RICE RX, LLC

By: /s/ W. John Short
Name: W. John Short
Title: President

[signature page 3 to Credit Agreement]

INDEX OF EXHIBITS

Exhibit A	Form of Guaranty
Exhibit B	Form of Mortgage
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Revolving Note
Exhibit E-1	Form of Security Agreement (Borrower)
Exhibit E-2	Form of Security Agreement (Subsidiary/Guarantor)
Exhibit F	Form of Subordination Agreement
Exhibit G	Form of Validity Guaranty

Exhibit A

Form of Guarantee

[Filed as Exhibit 10.3 to 8-K]

Exhibit B

Form of Mortgage

Exhibit C

Form of Pledge Agreement

[Filed as Exhibit 10.6 to 8-K]

Exhibit D

Form of Revolving Note

[Filed as Exhibit 10.2 to 8-K]

Exhibit E-1

Form of Security Agreement (Borrower)

[Filed as Exhibit 10.4 to 8-K]

Exhibit E-2

Form of Security Agreement (Subsidiary)

[Filed as Exhibit 10.5 to 8-K]

Exhibit F

Form of Subordination Agreement

RESTATED SUBORDINATION AGREEMENT

THIS RESTATED SUBORDINATION AGREEMENT (“Agreement”), dated as of May 24, 2013 is made by and among Gregory J. Vislocky, Brian Rick Delamarter, Harold Guy Delamarter, Baruch Halpern and Shoshana Halpern as trustees for The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006, Weintraub Partners, a California general partnership, W. John Short and Karen A. Wilson, Edward McMillan as trustee for the The Revocable Trust of Edward L. McMillan Revocable Trust U/D/T dated February 17, 1999, Zanesville Partners Fund, LLC, Alon Gibli, Michael Geliebter, and Pensco Trust Co., FBO Baruch Halpern IRA (collectively the “Subordinated Creditors”), TCA Global Credit Master Fund, LP, a limited partnership organized and existing under the laws of the Cayman Islands (“TCA”) and Hillair Capital Investments, L.P., a a limited partnership organized and existing under the laws of the Cayman Islands (“Hillair”) (with its participants, successors and assigns, TCA and Hillair are sometimes referred to herein as the “Preferred Lenders”, and together with the Subordinated Creditors, the “Parties”). For all purposes herein, the “Borrower” means RiceBran Technologies, a California corporation.

BACKGROUND

A.            Pursuant to that certain Securities Exchange Agreement, dated as of July 31, 2012, between the Borrower and Hillair (“Exchange Agreement”), the Borrower issued to Hillair an aggregate of $1,299,200 in principal amount of Original Issue Discount Senior Secured Convertible Debentures Due January 1, 2014 (the “Exchange Debentures”) in exchange for $870,000 in principal amount of the  Original Issue Discount Senior Secured Convertible Debentures Due July 1, 2013 held by Hillair (the “Prior Debentures”).

B.            Pursuant to that certain Securities Purchase Agreement, dated as July 31, 2012, between the Borrower and Hillair, the Borrower issued to Hillair an aggregate of $290,000 in principal amount of the Original Issue Discount Senior Secured Convertible Debentures Due January 1, 2014 (the “New Debentures” and, collectively with the Exchange Debentures, the “Debentures”);

C.            Borrower previously entered into that certain Note and Warrant Purchase Agreement dated January 17, 2012, and as amended on July 31, 2012 (the “Purchase Agreement”) with each of the Subordinated Creditors. In connection with the transactions contemplated by the Purchase Agreement, the Borrower issued to the Subordinated Creditors an aggregate of $6,187,602.94 in principal amount of Subordinated Notes (as defined below);

D.            As a condition under the Purchase Agreement, the Subordinated Creditors, Borrower and Hillair entered into Subordination Agreements (collectively “Prior Subordination Agreements”) to subordinate the Subordinated Creditors’ respective security interests granted under the Security Agreements entered into by the Subordinated Creditors and the Borrower, dated of even date with the Purchase Agreements, (the “Security Agreements”) to the Preferred Lenders Debt (as defined herein); and

E.            TCA, Borrower, NutraCea, LLC, a limited liability company organized and existing under the laws of the State of Delaware, SRB-IP, LLC, limited liability company organized and existing under the laws of the State of Delaware, SRB-MERM, LLC, a limited liability company organized and existing under the laws of the State of Delaware, SRB-LC, LLC, a limited liability company organized and existing under the laws of the State of Delaware, SRB-MT, LLC, a limited liability company organized and existing under the laws of the State of Delaware, SRB-WS, LLC, a limited liability company organized and existing under the laws of the State of Delaware, RiceX Company, a corporation incorporated under the laws of the State of Delaware, RiceX Nutrients, Inc., a corporation incorporated under the laws of the State of Montana, Rice Science, LLC, a limited liability company organized and existing under the laws of the State of Delaware, and Rice RX, LLC, a limited liability company organized and existing under the laws of the State of Delaware have entered into a Senior Secured Revolving Credit Facility Agreement dated as of this same date (“TCA Credit Agreement”). In connection therewith, Borrower has executed and delivered to TCA a Revolving Convertible Promissory Note dated this same date (“TCA Note”).

G.             In connection with the foregoing, TCA and Hillair wish to set forth, and coordinate, their rights pursuant to this Agreement.

F.             In consideration of the capital provided or to be provided by TCA pursuant to the TCA Credit Agreement and the TCA Note, the agreement of Hillair hereunder and other financial accommodations that have been made and may hereafter be made by the Preferred Lenders for the benefit of the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinated Creditors hereby agree to the terms hereof.

AGREEMENT

1.             Definitions.  As used herein, the following terms have the meanings set forth below:

“Borrower Default” means any Event of Default as defined in the TCA Credit Agreement and the Debentures.

 “Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

 “Preferred Lenders Debt”, used herein in its most comprehensive sense, means the TCA Credit Agreement, the TCA Notes, the Debentures and any and all advances, debts, obligations and liabilities of the Borrower to either or both of the Preferred Lenders, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with either or both of the Preferred Lenders, and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such amounts may be or hereafter become unenforceable.

 “Subordinated Indebtedness” means all obligations arising under the Subordinated Notes and each and every other debt, liability and obligation of every type and description which the Borrower or any of its subsidiaries may now or at any time hereafter owe to one or more of the Subordinated Creditors, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several.

“Subordinated Notes” means Borrower’s Secured Convertible Promissory Notes, dated July 31, 2012, payable to the order of the Subordinated Creditors in the original aggregate principal amount of Six Million One Hundred Eighty Seven Thousand Six Hundred Two Dollars and Ninety Four Cents ($6,187,602.94), together with all renewals, extensions and modifications thereof and any note or notes issued in substitution therefor.

2.              Intercreditor Terms.

2.1.           Equal Priority.  The Preferred Lenders agree that the security interests granted by Borrower and its subsidiaries to each Preferred Lender shall be of equal priority, as between TCA and Hillair.  TCA and Hillair further acknowledge that, because of the nature of the filing of the applicable Mortgages, Deeds of Trust, UCC-1 Financing Statements, and other instruments filed to perfect the Preferred Lenders Debt, the security interests of TCA and Hillair necessarily will be perfected at different times.  Each of the Preferred Lenders agrees that, regardless of the time of perfection of each of their security interests, the Preferred Lenders shall have equal priority as if such security interests were perfected simultaneously.

2.2.           Coordinated Efforts.

(a)           The Preferred Lenders each agree to use commercially reasonable efforts to coordinate efforts, cooperate and act in a manner likely to obtain maximum liquidation value and return to each of the Preferred Lenders in the event of any Borrower Default, including in the exercise of any foreclosure, liquidation, enforcement or other rights and remedies as a Preferred Lender (whether in an action initiated by any Preferred Lender after any Preferred Lender Standstill Period or otherwise), and in and the exercise and enforcement of the Preferred Lenders rights under this Agreement.

(b)           In the event of a Borrower Default or a breach by any Subordinated Creditor of its obligations hereunder, the Preferred Lenders each agree not to commence any action or proceeding against the Borrower to recover all or any part of the Preferred Lender Debt, or join with any creditor (unless the Preferred Lenders shall both so join) in bringing any proceeding against the Borrower under any bankruptcy, reorganization, readjustment of debt, arrangement of debt receivership, liquidation or insolvency law or statute of the federal or any state government, or take possession of, sell, or dispose of any item that comprises “Collateral” pursuant to the terms of any of the Security Agreements entered into with respect to the Preferred Lender Debt (“Collateral”), or exercise or enforce any right or remedy available to a Preferred Lender with respect to any such Collateral.  Notwithstanding anything to the contrary set forth in this Section 2.2, upon five (5) business days’ prior written notice to the other Preferred Lender after expiration of the Preferred Lender Standstill Period (as defined below), either Preferred Lender may exercise any rights or remedies they may have against Borrower whether by judicial or non-judicial foreclosure or otherwise; provided, that the non-initiating Preferred Lender shall have the right, but not the obligation, to join any such action as a co-plaintiff (or other co-moving party, however denominated), at its own expense. “Preferred Lender Standstill Period” means the period beginning on the occurrence of an event of default under any of the agreements between the Preferred Lenders and Borrower and ending on the date that is thirty (30) days following the date after either Preferred Lender shall have given notice to the other Preferred Lender and to Borrower that such event of default shall have occurred and be continuing and of the intent of any of said Preferred Lender to exercise its  rights and remedies.  In addition, it is expressly acknowledged and agreed by and amongst the parties hereto that an event of default under any one of the agreements between the Preferred Lenders and Borrower shall constitute and event of default under all agreements between the Preferred Lenders and the Borrower.

2.3.           Non-transfer.  Neither TCA nor Hillair will transfer, delegate, or assign its rights, duties or obligations hereunder to any person, other than a wholly owned subsidiary, without said transferee and/or assignee first agreeing to be bound by the terms and conditions herein contained and executing a counterpart hereto.

2.4.           Expenses.  The Preferred Lenders agree that should any action need to be taken with respect to the enforcement of any rights hereunder, including, but not limited to, declaring a default, instituting foreclosure procedures, and attorney’s fees associated therewith, the Preferred Lenders will each pay such fees and costs in proportion to their outstanding share of the Preferred Lender Debt and, unless otherwise agreed between the Preferred Lenders, any recovery shall be shares between the Preferred Lenders in proportion to the outstanding share of the Preferred Lender Debt.

3.             Subordination.  The payment of all of the Subordinated Indebtedness is hereby expressly subordinated to the extent and in the manner hereinafter set forth to the payment in full of the Preferred Lenders Debt; and regardless of any priority otherwise available to the Subordinated Creditors by law or by agreement, and any Lien claimed therein by the Subordinated Creditors shall be and remain fully subordinate for all purposes to the rights of the Preferred Lenders for all purposes whatsoever. The Subordinated Indebtedness shall continue to be subordinated to the Preferred Lenders Debt even if the Preferred Lenders Debt or any portion thereof is deemed subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law.

4.             Principal and Interest Payments.

4.1.           Principal Payments. Except as set forth in Section 6, until all of the Preferred Lenders Debt has been paid in full, no Subordinated Creditor shall, without the prior written consent of each of the Preferred Lenders, demand, receive or accept any principal payment from the Borrower in respect of the Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of the Subordinated Indebtedness.

4.2.           Interest Payments.  A Subordinated Creditor may demand, receive and accept regularly scheduled payments of interest in respect of the Subordinated Indebtedness; provided, that without the prior written consent of each of the Preferred Lenders, the Subordinated Creditor shall not demand, receive or accept any interest payment from the Borrower in respect of the Subordinated Indebtedness so long as any Borrower Default exists or if a Borrower Default will occur as a result of or immediately following such interest payment.

5.             Receipt of Prohibited Payments.  The Subordinated Creditors each agree that if the Subordinated Creditor receives any payment on the Subordinated Indebtedness that the Subordinated Creditor is not entitled to receive under the provisions of this Agreement, the Subordinated Creditor will hold the amount so received in trust for the Preferred Lenders and will forthwith turn over such payment to the Preferred Lenders in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to then-existing Preferred Lenders Debt (whether or not due), in such manner of application as the Preferred Lenders may deem appropriate.  Such funds or other property shall be deposited in an escrow account established by the Preferred Lenders, to be distributed in proportion to their outstanding share of the Preferred Lender Debt.  If a Subordinated Creditor exercises any right of setoff that the Subordinated Creditor is not permitted to exercise under the provisions of this Agreement, the Subordinated Creditor will promptly pay over to the Preferred Lenders, in immediately available funds, an amount equal to the amount of the claims or obligations offset.  If a Subordinated Creditor fails to make any endorsement required under this Agreement, the Preferred Lenders, or any officer or employee or agent on behalf of the Preferred Lenders, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for such Subordinated Creditor to make such endorsement in the Subordinated Creditor’s name.

6.             Action on Subordinated Indebtedness.  The Subordinated Creditors each agree not to commence any action or proceeding against the Borrower to recover all or any part of the Subordinated Indebtedness, or join with any creditor (unless the Preferred Lenders shall both so join) in bringing any proceeding against the Borrower under any bankruptcy, reorganization, readjustment of debt, arrangement of debt receivership, liquidation or insolvency law or statute of the federal or any state government, or take possession of, sell, or dispose of any item that comprises “Collateral” pursuant to the terms of any of the Security Agreements entered pursuant to the TCA Credit Agreement or the Exchange Agreement (“Collateral”), or exercise or enforce any right or remedy available to a Subordinated Creditor with respect to any such Collateral, unless and until all Preferred Lenders Debt has been paid in full. Notwithstanding anything to the contrary set forth in this Section 6, if all of Borrower’s obligations to the Preferred Lenders are not fully paid and satisfied, and neither of the Preferred Lenders has initiated a foreclosure or other action against Borrower, upon five (5) business days’ prior written notice to each of the Preferred Lenders after expiration of the Subordinated Creditor Standstill Period (as defined below), the Subordinated Creditors may exercise any rights or remedies they may have against Borrower whether by judicial or non-judicial foreclosure or otherwise provided that the receipt of any payments by the Subordinated Creditors shall be paid over to the Preferred Lenders, in immediately available funds, until payment in full of the obligations to the Preferred Lenders. “Subordinated Creditor Standstill Period” means the period beginning on the occurrence of an event of default under any of the agreements between the Subordinated Creditors and Borrower and ending on the date that is six (6) months following the date after the Subordinated Creditors shall have given notice to each of the Preferred Lenders and to Borrower that such event of default shall have occurred and be continuing and of the intent of any of the Subordinated Creditors to exercise their rights and remedies.

7.             Action Concerning Collateral.

7.1.           Remedies. Notwithstanding any Lien now held or hereafter acquired by the Subordinated Creditors, the Preferred Lenders may take possession of, sell, dispose of, and otherwise deal with all or any part of any collateral of the Subordinated Creditors, and may enforce any right or remedy available to it with respect to the Borrower or such collateral, all without notice to or consent of any of the Subordinated Creditors except as specifically required by applicable law.

7.2.           Deemed Consent and Release of Lien. In addition, and without limiting the generality of Section 7.1, if (i) a Borrower Default has occurred and is continuing, (ii) the Borrower or any of the Preferred Lenders intends to sell or otherwise dispose of any Collateral of the Preferred Lenders to an unrelated third party outside the ordinary course of business, (iii) Preferred Lenders have each given written notice thereof to the Subordinated Creditors, and (iv) the Subordinated Creditors have failed, within ten (10) days after receipt of such notice, to purchase for cash the Preferred Lenders Debt for the full amount thereof, the Subordinated Creditors shall be deemed to have consented to such sale or disposition, to have released any Lien they may have in such Collateral and to have authorized the Preferred Lenders or their agents to file partial releases (and any related financing statements such as “in lieu” financing statements under Part 7 of Article 9 of the Uniform Commercial Code) with respect to such Collateral.

7.3.           No Assumed Duty. The Preferred Lenders shall have no duty to preserve, protect, care for, insure, take possession of, collect, dispose of, or otherwise realize upon any of the assets of Borrower, whether or not they comprise Collateral for the Preferred Lenders, and in no event shall the Preferred Lenders be deemed a Subordinated Creditor’s agent with respect to any assets of Borrower.  All proceeds received by the Preferred Lenders with respect to any of Borrower’s assets may be applied, first, to pay or reimburse the Preferred Lenders for all costs and expenses (including reasonable attorneys’ fees) incurred by the Preferred Lenders (or either of them) in connection with the collection of such proceeds, and, second, to any Preferred Lenders Debt in any order that the Preferred Lenders may choose.

8.             Bankruptcy and Insolvency.  In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of the Borrower, dissolution, liquidation or any other marshalling of the assets or liabilities of the Borrower, the Subordinated Creditors will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of the Borrower in respect of the Subordinated Indebtedness and will hold in trust for the Preferred Lenders and promptly pay over to the Preferred Lenders in the form received (except for the endorsement of the Subordinated Creditors where necessary) for application to the then-existing Preferred Lenders Debt, any and all moneys, dividends or other assets received in any such proceedings on account of the Subordinated Indebtedness, unless and until the Preferred Lenders Debt has been paid in full. If a Subordinated Creditor shall fail to take any such action, the Preferred Lenders, as attorney-in-fact for the Subordinated Creditor, may take such action on the Subordinated Creditor’s behalf.  The Subordinated Creditors each hereby irrevocably appoints the Preferred Lenders, or any officers or employees of a Preferred Lender designated by the Preferred Lenders, as the attorney-in-fact for the Subordinated Creditors (which appointment is coupled with an interest) with the power but not the duty to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, to vote claims comprising Subordinated Indebtedness to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to take such other action in the Preferred Lenders’ name or in the name of the Subordinated Creditors as the Preferred Lenders may deem necessary or advisable for the enforcement of the agreements contained herein; and the Subordinated Creditors will each execute and deliver to the Preferred Lenders such other and further powers-of-attorney or instruments as the Preferred Lenders may request in order to accomplish the foregoing. If the Preferred Lenders desire to permit the use of cash collateral or to provide post-petition financing to the Borrower, the Subordinated Creditors shall not object to the same or assert that its interests are not being adequately protected.

9.             Restrictive Legend; Transfer of Subordinated Indebtedness.  The Subordinated Creditors will cause the Subordinated Notes and all other notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness or any part thereof to contain a specific statement (in the form attached hereto as Exhibit A) thereon to the effect that the indebtedness thereby evidenced is subject to the provisions of this Agreement, and the Subordinated Creditors will mark their books conspicuously to evidence the subordination effected hereby.  The Subordinated Creditors each represents and warrants to the Preferred Lenders that each such Subordinated Creditor is the lawful holder of the applicable Subordinated Note and has not transferred any interest therein to any other person or entity.  In the event of the transfer in any manner of the Subordinated Indebtedness by the Subordinated Creditors to any person who is not a party to this Agreement, the transferring party shall obtain, as a condition to and upon such transfer, the written consent of the transferee to become a party to and be bound by the terms of this Agreement and to the placing of the legend as required by this Section 9 upon the notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness.

10.           Continuing Effect.  This Agreement shall constitute a continuing agreement of subordination, and the Preferred Lenders may, without notice to or consent by the Subordinated Creditors, and except as set forth in Section 2, modify any term of the Preferred Lenders Debt in reliance upon this Agreement.  Without limiting the generality of the foregoing, the Preferred Lenders may, at any time and from time to time, without the consent of or notice to the Subordinated Creditors and without incurring responsibility to the Subordinated Creditors or impairing or releasing any of the Preferred Lenders’ rights or the Subordinated Creditors’ obligations hereunder:

(a)           change the amount of payment or extend the time for payment or renew or otherwise alter the terms of any Preferred Lenders Debt or any instrument evidencing the same in any manner;

(b)           if applicable, sell, exchange, release or otherwise deal with any property at any time securing payment of all or any portion of the Preferred Lenders Debt or any part thereof;

(c)           release anyone liable in any manner for the payment or collection of the Preferred Lenders Debt or any part thereof;

(d)           exercise or refrain from exercising any right against the Borrower or any other person (including the Subordinated Creditors); and

(e)           apply any sums received by the Preferred Lenders, by whomsoever paid and however realized, to the Preferred Lenders Debt in such manner as the Preferred Lenders shall deem appropriate.

11.           No Commitment.  None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of the Preferred Lenders to make any future loans or other extensions of credit or financial accommodations to the Borrower. Each of the Subordinated Creditors hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the Preferred Lenders’ remedies permitted by applicable law or agreement.

12.           Notices.  Any notice or other communication required or permitted to be given or made under this Agreement (i) shall be in writing, (ii) may be delivered by hand delivery, First Class U.S. Mail (regular, certified, registered or expedited delivery), FedEx, UPS Overnight, Airborne or other nationally recognized delivery service, fax, or electronic transmission, and (iii) shall be delivered or transmitted to the appropriate address as set forth herein. Each notice or other communication shall be delivered or addressed to a party at its address set forth below.  A party’s address for notice may be changed from time to time by notice given to the other party.

If to the Subordinated Creditors:
Gregory J. Vislocky
7700 NE Parkway Drive, Suite 300
Vancouver, WA 98662
Fax:(360) 823-0126

Brian Rick Delamarter
3396 Stoneridge Lane
Los Angeles, CA 90077

Harold Guy Delamarter
7700 NE Parkway Drive, Suite 300
Vancouver, WA 98662
Fax:(360) 823-0126

The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006
20900 NE 30th Ave, Suite 200
Aventura, FL 33180
Attention: Baruch Halpern

Weintraub Partners
400 Capitol Mall, 11th Floor
Sacramento, CA 95814
Attention: Chris Chediak, Esq.
Facsimile: (916) 446-1611

W. John Short and Karen A Wilson
c/o RiceBran Technologies
6720 N. Scottsdale Road, Suite 390
Scottsdale, AZ 85253

The Revocable Trust of Edward L. McMillan Revocable Trust U/D/T dated February 17, 1999
c/o RiceBran Technologies
6720 N. Scottsdale Road, Suite 390
Scottsdale, AZ 85253

Zanesville Partners Fund, LLC
c/o RiceBran Technologies
6720 N. Scottsdale Road, Suite 390
Scottsdale, AZ 85253

Alon Gibli
9 Great Jones Street #3
New York, NY 10012

Michael Geliebter
10553 Rocca Place
Los Angeles, CA

Pensco Trust Co., FBO Baruch Halpern IRA
20900 NE 30th Ave, Suite 200
Aventura, FL 33180
Attention: Baruch Halpern

If to the Preferred Lenders:	Hillair Capital Investments L.P.
c/o Hillair Capital Management LLC
330 Primrose Road, Suite 660
Burlingame, CA 94010
Attention: Sean M. McAvoy
TCA Global Credit Master Fund, LP
1404 Rodman Street Hollywood, FL 33020 Attention: Robert Press
Facsimile: (786) 323-1651

With a copy to:	Lucosky Brookman LLP
(which shall not constitute notice)	101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830
Attention: Seth A. Brookman, Esq.
Facsimile: (732) 395-4401

If to the Borrower:	6720 North Scottsdale Road, Suite 390
Scottsdale, AZ 85253
Attention: W. John Short
Facsimile: [•]

With a copy to:	Weintraub Tobin Chediak Coleman Grodin
(which shall not constitute notice)	400 Capitol Mall, 11th Floor
Sacramento, CA 95814
Attention: Chris Chediak, Esq.
Facsimile: (916) 446-1611

Absent fraud or manifest error, a receipt signed by the addressee or its authorized representative, a certified or registered mail receipt, a signed delivery service confirmation or a fax or e-mail confirmation of transmission shall constitute proof of delivery.  Any notice actually received by the addressee shall constitute delivery notwithstanding the failure to comply with any provisions of this subsection. A notice delivered by regular First Class U.S. Mail shall be deemed to have been delivered on the third (3rd) business day after its post-mark.  Any other notice shall be deemed to have been received on the date and time of the signed receipt or confirmation of delivery or transmission thereof, unless that receipt or confirmation date and time is not a business day or is after 5:00 p.m. local time on a business day, in which case such notice shall be deemed to have been received on the next succeeding business day.

13.           Conflict in Agreements.  If the subordination provisions of any instrument evidencing Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Preferred Lenders and the Subordinated Creditors.

14.           No Waiver.  No waiver shall be deemed to be made by any Party of any of its rights hereunder unless the same shall be in writing signed on behalf of the Party, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of the Party or the obligations of the other Parties in any other respect at any time.

15.           Binding Effect; Acceptance.  This Agreement shall be binding upon the Parties and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Parties and their respective participants, successors and assigns irrespective of whether this or any similar agreement is executed by any other creditor of the Borrower.  Notice of acceptance of this Agreement or of reliance upon this Agreement is hereby waived by each of the Parties.

16.           Miscellaneous.  The Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

17.           Governing Law; Consent to Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California.  Each party consents to the personal jurisdiction of the state and federal courts located in the State of California in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement may be venued in either the state or federal courts located in Sacramento County, California.

18.           Waiver of Jury Trial.  To the extent permissible under law, the parties hereto, each after consulting or having had the opportunity to consult with legal counsel, knowingly, voluntarily and intentionally waive any right they may have to a trial by jury in any litigation.  No party shall seek to consolidate, by counterclaim or otherwise, any litigation in which a jury trial has been waived with any other litigation in which a jury trial cannot be or has not been waived.  This provision shall be deemed to be enforceable to the fullest extent of the law as it may exist at the time any litigation is commenced.

 [Remainder of Page Intentionally Left Blank; Signature Pages Follow]

The Parties have executed this Restated Subordination Agreement as of the date and year first above-written.

HILLAIR CAPITAL INVESTMENTS, L.P.

By:
Name:
Title:

TCA GLOBAL CREDIT MASTER FUND, LP

By:	TCA Global Credit Fund GP, Ltd.
Its:	General Partner

By:
Name:	Robert Press
Title:	Director

SUBORDINATED CREDITORS:

(Greg Vislocky)

(Brian Rick Delamarter)

(Harold Guy Delamarter)

[SIGNATURE PAGE 1 OF 3 TO SUBORDINATION AGREEMENT]

Walter John Short and Karen A. Wilson

(W. John Short)

(Karen A. Wilson)

The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006

By:
Name:	Baruch Halpern
Its:	Trustee

By:
Name:	Shoshana Halpern
Its:	Trustee

Weintraub Partners

By:
Name:	Chris Chediak
Title:	Partner

Zanesville Partners Fund, LLC

By:
Name:	James C. Lintzenich
Title:	Member

[SIGNATURE PAGE 2 OF 3 TO SUBORDINATION AGREEMENT]

The Revocable Trust of Edward L. McMillan Revocable
Trust U/D/T dated February 17, 1999

By:
Name:	Edward L. McMillan
Its:	Trustee

Pensco Trust Co., FBO Baruch Halpern IRA

(Baruch Halpern)

(Alon Gibli)

(Michael Geliebter)

[SIGNATURE PAGE 3 OF 3 TO SUBORDINATION AGREEMENT]

ACKNOWLEDGMENT BY BORROWER

The undersigned, being the Borrower referred to in the foregoing Restated Subordination Agreement (“Agreement”), hereby (i) acknowledges receipt of a copy thereof, (ii) agrees to all of the terms and provisions thereof, (iii) agrees to and with the Preferred Lenders that it shall make no payment on the Subordinated Indebtedness that the Subordinated Creditors would not be entitled to receive under the provisions of the Agreement, (iv) agrees that any such payment will constitute a default under the Preferred Lenders Debt, and (v) agrees to mark its books conspicuously to evidence the subordination of the Subordinated Indebtedness effected hereby.

RICEBRAN TECHNOLOGIES

By:
Name:	W. John Short
Title:	Chief Executive Officer

ACKNOWLEDGMENT BY SUBSIDIARY GRANTORS

Each of the undersigned hereby (i) acknowledges receipt of a copy of the Restated Subordination Agreement dated as of May 24, 2013 made by and among Gregory J. Vislocky, Brian Rick Delamarter, Harold Guy Delamarter, Baruch Halpern and Shoshana Halpern as trustees for The Shoshana Shapiro Halpern Revocable Trust UA June 13, 2006, Weintraub Partners, W. John Short and Karen A. Wilson, Edward McMillan as trustee for The Revocable Trust of Edward L. McMillan Revocable Trust U/D/T dated February 17, 1999, Zanesville Partners Fund, LLC, Alon Gibli, Michael Geliebter, and Pensco Trust Co., FBO Baruch Halpern IRA (collectively the “Subordinated Creditors”), TCA Global Credit Master Fund, LP, a limited partnership organized and existing under the laws of the Cayman Islands (“TCA”) and Hillair Capital Investments, L.P., a Delaware limited partnership(“Hillair”) (with its participants, successors and assigns, TCA and Hillair are sometimes referred to herein as the “Preferred Lenders”) (the “Agreement”), (ii) agrees to all of the terms and provisions of the Agreement, (iii) agrees to and with the Preferred Lenders that it shall make no payment on the Subordinated Indebtedness that the Subordinated Creditors would not be entitled to receive under the provisions of the Agreement, (iv) agrees that any such payment will constitute a default under the Preferred Lenders Debt, and (v) agrees to mark its books conspicuously to evidence the subordination of the Subordinated Indebtedness effected hereby.

NUTRACEA, LLC,
SRB-IP, LLC,
SRB-MERM, LLC,
SRB-LC, LLC,
SRB-MT, LLC,
SRB-WS, LLC,
RICEX COMPANY,
RICEX NUTRIENTS, INC.,
RICE SCIENCE, LLC,
RICE RX, LLC,

Each by:
Name:	J. Dale Belt
Title:	Secretary

EXHIBIT A

Legend

“THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A RESTATED SUBORDINATION AGREEMENT BY _____________ IN FAVOR OF TCA GLOBAL CREDIT MASTER FUND, LP AND THE HILLAIR CAPITAL INVESTMENTS, L.P., DATED ____________________.”

Exhibit G

Form of Validity Guarantee

VALIDITY GUARANTY

This Validity Guaranty, dated as April 30, 2013 (as amended, restated or modified from time to time, the “Validity Guaranty”), is made by [W. JOHN SHORT/JERRY DALE BELT] (the “Guarantor”), for the benefit of TCA GLOBAL CREDIT MASTER FUND, LP, a limited partnership organized and existing under the laws of the Cayman Islands (the “Lender”).

RECITALS

A.         RiceBran Technologies, a corporation incorporated under the laws of the State of California (the “Borrower”) entered into a senior secured credit facility agreement, dated April 30, 2013 (the “Credit Agreement”), by and among the Borrower, as borrower, certain subsidiaries of the Borrower, as joint and several guarantors, and the Lender, as lender, pursuant to which the Lender shall advance a principal amount of up to Eight Million and No/100 United States Dollars (US$8,000,000) (the “Loan”), which Loan shall be further evidenced by several promissory notes given by the Borrower in favor of Lender (together, the “Notes”); and

B.          The Guarantor currently serves as [●] of the Borrower.

C.          As a condition to entering into the Credit Agreement and extending such financial accommodations to Borrower, Lender has required the execution and delivery of this Validity Guaranty by the Guarantor.

NOW THEREFORE, the Guarantor, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agrees as follows:

1.          Definitions.  Capitalized terms used in this Validity Guaranty shall have the meanings given to them in the Credit Agreement, unless otherwise defined herein.

2.          Guaranty.  The Guarantor does hereby absolutely and unconditionally, represent, warrant and guarantee to Lender that:

(a)          All reports, schedules, certificates, and other information from time to time delivered or otherwise reported to Lender by Borrower, including, without limitation, all financial statements, tax returns and all supporting information or documentation delivered in connection therewith, shall be bona fide, complete, correct, and accurate in all material respects and shall accurately and completely report all matters purported to be covered or reported thereby.

(b)           The Guarantor may from time to time, sign and deliver reports (including, without limitation, those specifically mentioned above) or otherwise deliver any such information to Lender as Lender may request, and the Guarantor are duly authorized to deliver same to Lender on behalf of each Credit Party.

(d)          All Collateral: (i) will be owned by the Credit Parties and will be possessed by the Credit Parties or their agents, respectively and as applicable; (ii) will not be subject to any lien or security interest except as permitted by Lender; and (iii) will be maintained only at the locations designated in the Credit Agreement or the Security Agreements, unless the Credit Parties obtain Lender’s prior written consent.

3.          Consideration for Guaranty.  The Guarantor acknowledges and agrees with Lender that, but for the execution and delivery of this Validity Guaranty by the Guarantor, Lender would not have entered into the Credit Agreement.  The Guarantor acknowledges and agrees that the loans and other extensions of credit made to Borrower by Lender under the Credit Agreement will result in significant benefits to the Guarantor.

4.          Indemnification.  The Guarantor hereby agrees and undertakes to indemnify, defend, and save Lender free and harmless of and from any damage, loss, and expense (including, without limitation, attorneys’ fees and costs) which Lender may sustain or incur, directly or indirectly, as a result of any breach, default or material inaccuracy of any of the representations, warranties, covenants, and agreements contained herein.  The liability of the Guarantor hereunder is direct and unconditional.

5.          Cumulative Remedies.  Lender’s rights and remedies hereunder are cumulative of all other rights and remedies which Lender may now or hereafter have with respect to the Guarantor, Borrower, or any other Person.

6.          Borrower’s Financial Condition.  The Guarantor acknowledges that they have reviewed and are familiar with the Loan Documents and are familiar with the operations and financial condition of the Credit Parties, and agrees that Lender shall not have any duty or obligation to communicate to the Guarantor any information regarding the Credit Parties’ financial condition or affairs.

7.          Assignability.  This Validity Guaranty shall be binding upon the Guarantor and shall inure to the benefit of Lender and its successors or assigns.  Lender may at any time assign Lender’s rights in this Validity Guaranty.

8.          Continuing Guaranty.  This is a continuing guaranty and shall remain in full force and effect as to all of the Obligations until such date as all amounts owing by Borrower to Lender shall have been paid in full in cash and all commitments of Lender to lend under the Credit Agreement have terminated or expired and all obligations of Lender with respect to any of the Obligations shall have terminated or expired.

9.          Further Assurances.  The Guarantor agrees that they will cooperate with Lender at all times in connection with any actions taken by Lender pursuant to the Credit Agreement to monitor, administer, enforce, or collect the Collateral.  In the event the Credit Parties should cease or discontinue operating as a going concern in the ordinary course of business, then for so long as any Obligations remain outstanding, the Guarantor agrees that he shall assist Lender in connection with any such action, as Lender may request.

10.        MANDATORY FORUM SELECTION.  THE GUARANTOR IRREVOCABLY AGREES ALL ACTIONS ARISING UNDER, RELATING TO, OR IN CONNECTION WITH THIS VALIDITY GUARANTY, OR RELATED TO ANY MATTER WHICH IS THE SUBJECT OF OR INCIDENTAL TO THIS VALIDITY GUARANTY (WHETHER OR NOT SUCH CLAIM IS BASED UPON BREACH OF CONTRACT OR TORT) SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE COUNTY OF BROWARD COUNTY, FLORIDA.  THE GUARANTOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID COUNTY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.  GRANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENT THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE GRANTOR, AS APPLICABLE, AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.  THIS PROVISION IS INTENDED TO BE A “MANDATORY” FORUM SELECTION CLAUSE AND GOVERNED BY AND INTERPRETED CONSITENT WITH FLORIDA LAW.

11.        WAIVER OF JURY TRIAL.  THE GUARANTOR AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN THE GUARANTOR AND LENDER OR AMONG THE CREDIT PARTIES, THE GUARANTOR, AND LENDER AND/OR LENDER’S AFFILIATES ARISING OUT OF OR IN ANY WAY RELATED TO THIS VALIDITY GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP AMONG LENDER, THE GUARANTOR, THE CREDIT PARTIES, AND/OR ANY AFFILIATE OF LENDER.  THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED IN THE CREDIT AGREEMENT.

12.       ADVICE OF COUNSEL.  THE GUARANTOR ACKNOWLEDGES THAT HE HAS EITHER OBTAINED THE ADVICE OF COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS VALIDITY GUARANTY.

13.       Governing Law.  Except in the case of the Mandatory Forum Selection clause set forth in Section 10 hereof, this Validity Guaranty shall be delivered and accepted in and shall be deemed to be a contract made under and governed by the internal laws of the State of Nevada, without regard to conflict of laws principles.

14.       Electronic Signatures.  Lender is hereby authorized to rely upon and accept as an original this Validity Guaranty which is sent to Lender via facsimile, .pdf, or other electronic transmission.

[signature page follows]

The Guarantor has executed this Validity Guaranty as of the date first above written.

[W. JOHN SHORT/JERRY DALE BELT]

[-Signature Page to Validity Guaranty -]